Exhibit 99

                Pfizer Inc First-Quarter 2005 Performance Report

                       Pfizer Delivers Steady Performance

                                   ----------

               First-Quarter Reported Net Income of $301 Million,
               Reported Diluted EPS of $.04, Reflect Tax Provision
                 for Cash Repatriation of Overseas Earnings and
            Charges Attributable to the Suspension of Sales of Bextra

                                   ----------

                First-Quarter Adjusted Income* of $4.000 Billion;
                   First-Quarter Adjusted Diluted EPS* of $.54

                                   ----------

                 Quarter Marked by Revenue Growth of Key In-Line
                and New Products, New Clinical Data for Lipitor,
                    U.S. Launch of Macugen, FDA Acceptance of
                                 Exubera Filing

                                   ----------

  Due to Suspension of Bextra Sales and Other Factors, Pfizer Now Projects 2005
                  Adjusted Diluted EPS* of Approximately $1.98,
                   Reported Diluted EPS of Approximately $1.04

                                   ----------

                 Pfizer Expects 2005 to Be 'a Transition Year,'
                              Double-Digit Adjusted
                        Diluted EPS* Growth in 2006, and
         Accelerating Double-Digit Adjusted Diluted EPS* Growth in 2007

                                   ----------

              Pfizer Remains On Track to Submit an Industry-Record
                  20 Major U.S. Regulatory Filings in 2001-2006

        NEW YORK, April 19 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the first quarter of 2005.

        "Pfizer continues to deliver steady performance," said Hank McKinnell, chairman and chief executive officer.

        "Pfizer's revenue growth of 5 percent in the first quarter was the product of two underlying forces. One Pfizer markets the broadest array of in-line and new products in the industry. Excluding the U.S. revenues of Neurontin, Diflucan, and Accupril -- products that faced generic competition beginning in 2004 -- and total revenues of Celebrex and Bextra, Pfizer revenues for the first quarter of 2005 achieved strong double-digit growth. The other Pfizer is a business going through the natural process of reinventing itself. We are addressing the loss of exclusivity of a number of products, a situation that we have long planned for, by advancing a number of internally developed, in-licensed, and co-promoted product candidates.

        "As the leader of the worldwide pharmaceutical industry, Pfizer has important competitive advantages that will serve us well and distinguish us from others in our industry. The unparalleled breadth and depth of our product portfolio and pipeline clearly demonstrate the unique benefits of Pfizer's scale and our skill at leveraging the opportunities it provides us. Scale also enhances our status as 'partner of choice' with other companies who have promising product candidates and technologies, as well as giving us influence as a global purchaser of goods and services.

        "Our strategic and operating flexibility allows us to marshal and focus resources when and where they are needed, to change with a changing environment, and to recognize and seize emerging opportunities. And our will to succeed in the important work of improving human health remains as strong as ever," Dr. McKinnell continued.

        Pfizer revenues for the first quarter of 2005 grew 5 percent to $13.091 billion, compared to the first quarter of 2004, reflecting strong performances by Lipitor, Zithromax, and other product lines. Revenue growth was also due to three additional days in our fiscal calendar in the quarter as well as the weakening of the U.S. dollar relative to a number of foreign currencies, offset in part by sales declines for Celebrex and Bextra and recent generic competition in the U.S. against Neurontin, Diflucan, and Accupril.

        The Company's Human Health business generated revenues of $11.440 billion, up 4 percent, in the first quarter compared to the same period in 2004. Quarterly revenues of Pfizer's Consumer Healthcare business were $945 million, up 17 percent. Pfizer's Animal Health revenues increased 16 percent in the quarter to $496 million.

        Reported first-quarter net income of $301 million and reported diluted earnings per share of $.04 included $622 million ($.08 per share) of significant impacts of purchase accounting for acquisitions (primarily non-cash charges attributable to the acquisition of Pharmacia); merger-related costs of $151 million ($.02 per share); certain significant items of $2.955 billion ($.40 per share), which included $2.189 billion of tax expense related to the planned repatriation of $28.3 billion in overseas cash later in 2005 and $766 million of charges attributable to the suspension of sales of Bextra; and income from discontinued operations of $29 million, all on an after-tax basis. Excluding these items, adjusted income* in the first quarter of 2005 grew 1 percent relative to the prior year to $4.000 billion, and adjusted diluted EPS* in the quarter increased 4 percent to $.54, compared to the same period in 2004.

           Human Health Continues Industry-Leading Revenue Performance

        "While 2005 will be a transitional year for Pfizer, the underlying strengths that will sustain us through this period and extend our growth into the future were clearly evident in the solid first-quarter performance of the Human Health business," said Karen Katen, vice chairman and president, Pfizer Human Health. "These strengths are founded in the continued growth of many of our major in-line medicines, along with the growing contributions of our newer introductions -- growth that is driven by clinical data, continued investment in new science and clinical trials, and operational execution."

        First-quarter Human Health revenue growth of 4 percent, compared to the same period in 2004, was led by Lipitor (+23 percent), Aromasin (+134 percent), Camptosar (+132 percent), Detrol/Detrol LA (+22 percent), Xalatan/Xalacom (+19 percent), Zithromax (+71 percent), Zoloft (+4 percent), Zyrtec (+14 percent), and Zyvox (+47 percent), as well as newer introductions including Geodon (+56 percent), Relpax (+77 percent), Vfend (+38 percent), and Caduet (+10 percent). This solid performance across the in-line portfolio more than offset sales declines, particularly in the U.S., for Celebrex and Bextra, as well as declines for Neurontin, Diflucan, and Accupril due to generic competition.

        Ms. Katen continued, "Beyond the performance of our current portfolio, we continue to make significant progress in our longstanding efforts to address important health needs. Some notable achievements during the first quarter include the successful introduction in the U.S. of Macugen, a major new medicine to treat a leading cause of blindness, with the product's discoverer Eyetech Pharmaceuticals, Inc.; the approval of Vfend in Japan; the acceptance by the FDA of the filing for Exubera, potentially an important new treatment option for diabetes under co-development with sanofi-aventis and Nektar Therapeutics; significant progress in building a flow of new products to replenish and grow our portfolio, with a pipeline that now spans 149 new molecular entities and 78 product enhancement projects; the evolution of our Human Health organization to better respond to market needs and become more efficient and productive, which will also help achieve Pfizer's targeted $4 billion in annualized cost savings by 2008; and piloting new business approaches that represent solutions to some of the most urgent problems affecting current healthcare systems in the U.S. and around the world."

        Response to COX-2 Developments. Following the FDA decision to require boxed warnings of potential cardiovascular and gastrointestinal risk for all COX-2-specific pain relievers and all non-steroidal anti-inflammatory drugs (NSAIDs), including older non-specific drugs such as ibuprofen and naproxen, Pfizer will work with the FDA to add expanded risk information in the Celebrex label. Pfizer has accumulated extensive Celebrex clinical data over the past 10 years involving more than 40,000 patients, and we remain committed to conducting additional long-term clinical studies evaluating the benefits and risks of Celebrex. Pfizer will also work closely with the FDA to develop a guide to assist patients and their healthcare professionals in making the best decisions for treating their arthritis pain.

        Regarding Bextra, Pfizer has suspended its sales in the U.S. in accordance with the FDA's request. The FDA view is that Bextra's cardiovascular risk could not be differentiated from other NSAIDs. However, the agency has concluded that the additional, increased risk of rare but serious skin reactions associated with Bextra, already described in its label, warrants its withdrawal from the market. Pfizer respectfully disagrees with the FDA position regarding the overall risk/benefit profile of Bextra. However, in deference to the regulatory agency's views, the company has suspended sales of the medicine pending further discussions with the FDA. For now, patients should stop taking Bextra and contact their physicians about appropriate treatment options. In addition, at the request of European and other regulators, Pfizer has also suspended sales of Bextra in the European Union, Canada, Hong Kong, Singapore, Malaysia, South Africa, the Philippines, and Mexico. We will explore options with the regulatory agencies under which the company might be permitted to resume making Bextra available to physicians and patients. The company is in contact with other regulatory agencies around the world and will take appropriate measures based on those discussions.

        Strong Core Business. "While a reduced outlook for the COX-2-specific medicines and the loss of exclusivity for a number of important products will make 2005 a transition year for Pfizer, the strong performance across our broad portfolio of patent-protected medicines during the first quarter indicates that our core Human Health business remains fundamentally sound. Our portfolio of medicines is strong, with five of the world's 25 best-selling medicines, and with 11 medicines that lead their therapeutic areas," Ms. Katen continued. "We anticipate continued growth for many of our major in-line and recently launched medicines based on four major drivers: favorable demographic trends as people live longer; the outstanding need to improve quality of life as people live longer; epidemiological trends showing enormous unmet medical needs in major disease areas; and a continual stream of new clinical data demonstrating the efficacy and therapeutic value of our medicines."

        The ongoing strength of our major in-line medicines, many of which are fully patent-protected through 2005 and beyond, is most apparent in the performance of Lipitor. After eight years on the market, it continues double-digit growth off the largest base of any pharmaceutical medicine ever. Lipitor had first-quarter revenue of $3.075 billion, ahead 23 percent compared to the same period in 2004, and showed strong growth in market share and prescription volume worldwide. Its ongoing success is based on ever-expanding clinical evidence reinforcing unmatched efficacy and safety. This includes the most recent results from the Treating to New Targets (TNT) study. TNT found that intensive therapy with Lipitor 80 mg can reduce cholesterol and cardiovascular events to among the lowest levels ever achieved in the history of statin trials, with a safety profile comparable to that of lower-dose Lipitor therapy. These results take the treatment of cholesterol to new frontiers, while also reinforcing data from the ASCOT, CARDS, and PROVE-IT studies -- which have all demonstrated early and significant improvement in cardiovascular outcomes.

        Norvasc first-quarter revenue reached $1.175 billion and is ahead 3 percent compared to the same period in 2004 -- a reduced rate of growth that is attributable in part to loss of exclusivity in several E.U. countries. Its performance in the U.S. continues to be strong, with 11 percent growth in the first quarter, and its new-prescription growth in the U.S. continues to exceed that of the cardiovascular market. The longstanding leadership of Norvasc in the antihypertensive market, based on its excellent safety and efficacy, has been reinforced by recent clinical trials, such as ASCOT, that demonstrate and extend evidence regarding the outstanding effectiveness of Norvasc.

        Zithromax performance was strong in the first quarter of 2005, based on its clear benefits as well as an active flu season. It achieved $797 million in first-quarter revenue, ahead 71 percent compared to the same period in 2004. Pfizer has filed with the FDA a single-dose Zmax formulation, which would represent a valuable extension of this important medicine. It offers a one-time antibiotic course of therapy that will improve compliance by allowing directly observed therapy in the presence of a healthcare provider.

        With $438 million in first-quarter revenue, ahead 5 percent compared to the same period in 2004, Viagra is maintaining its market leadership in the face of competition due to its unique functional and emotional benefits. Additional growth opportunities for this medicine are expected to result from new clinical data and sales and marketing efforts that encourage more men to see their healthcare provider. In December, Pfizer submitted a regulatory filing for Revatio, which has the same active ingredient (sildenafil) as Viagra, for treatment for pulmonary arterial hypertension in the U.S., E.U., and other markets. The FDA accepted the Revatio application for priority review.

        The strong performance of Camptosar during the first quarter, with revenue of $212 million, ahead 132 percent compared to the same period in 2004, is due to clear clinical evidence that using Camptosar as standard first-line treatment in advanced colorectal cancer results in improved survival for patients, as well as Pfizer's acquisition of rights to this gold-standard medicine in Europe and Asia (except Japan) in 2004. In the U.S., which represents approximately half of total Camptosar worldwide sales, revenue was ahead 30 percent in the first quarter. Camptosar continues to show strong growth as second- and third-line advanced colorectal cancer therapy, and we anticipate that new clinical data establishing its efficacy in the first-line setting will accelerate its growth there as well.

        Among other major in-line medicines, Xalatan/Xalacom achieved first-quarter revenue of $333 million, ahead 19 percent compared to the same period in 2004, as well as strong market performance in both new and total prescriptions. Xalatan is the most-prescribed branded glaucoma medicine in the world. Clinical data showing its advantages in treating intra-ocular pressure compared with beta blockers should support the continued growth of this important medicine.

        Zyrtec revenue reached $342 million, ahead 14 percent compared to the same period in 2004, and it continues to be the most-prescribed antihistamine agent in the U.S. in a challenging market. Zyrtec has the broadest range of formulations and treats patients as young as six months old. Zyrtec received a warning letter from the FDA on April 13, 2005, addressing three print consumer advertisements. Pfizer will respond to the FDA in the requested timeframe.

        Worldwide Zoloft sales reached $845 million, ahead 4 percent compared to the same period in 2004. It has been the number-one prescribed antidepressant in the U.S. since 2000. A large body of clinical data supports the safety and effectiveness of Zoloft.

        In addition, recently launched medicines are increasing their revenue contributions, with additional growth anticipated based on new clinical data and increasing market acceptance. Lyrica, one of Pfizer's newly launched medicines in the U.K., Germany, and Mexico, is showing strong performance in its first year on the market. It is experiencing rapid uptake, with more than an 8 percent revenue share of the total anti-epileptic market in Germany, and more than a 5 percent share in the U.K, after just five months on the market. This early success indicates the clear benefits offered by Lyrica, including its efficacy, with rapid, robust, and sustained pain reduction across the entire dosing range; its tolerability; and its ease of use. New clinical data from studies presented at the American Pain Society meeting last month further support the efficacy of Lyrica in easing neuropathic pain in difficult-to-treat patients, such as those with spinal-cord injury, and those who have not received adequate relief from other therapeutic agents. In the U.S., Lyrica is approved for the two most common forms of neuropathic pain -- diabetic peripheral neuropathy and post-herpetic neuralgia -- and it is expected to be launched later in 2005.

        Among other recently introduced products with strong first-quarter performance, Vfend revenue reached $88 million, ahead 38 percent compared to the same period in 2004. Approval of the new candidemia indication in December 2004 will further strengthen its position in the high-risk market of patients at risk for both mold and yeast infections, as Vfend is the only intravenous/oral antifungal with first-line indications for both these infections. Vfend also received approval in April 2005 in Japan, which is the world's second largest antifungal market, for a broad first-line antifungal indication.

        Geodon continues to outperform the market, with revenue of $138 million in the first quarter, ahead 56 percent compared to the same period in 2004. Its recently launched bipolar mania indication has expanded the pool of patients who can benefit from this important medicine. The market is accepting its very distinct benefits, including its efficacy, dosing flexibility, and favorable metabolic and weight-gain profile compared to older agents. Pfizer, along with other manufacturers of atypical antipsychotics, recently received a request from the FDA to add a black-box warning to the Geodon label regarding an increased mortality risk in patients with dementia-related psychosis. The proposed new labeling is based on data from 17 placebo-controlled clinical trials of other atypical antipsychotic agents in patients with dementia-related psychosis. Geodon is not approved for use in this patient population.

        Revenue for Relpax of $53 million in the first quarter was ahead 77 percent compared to the same period in 2004, and it continues to gain market share in the $2.3 billion global oral triptan market. It is outperforming the overall triptan market in the U.S., with the fastest rates of growth in both new and total prescriptions (65 percent and 87 percent, respectively). Despite being the sixth medicine to the market, the clear benefits Relpax offers have driven its growth to be the number-one triptan in switch prescriptions and number-two in new-to-market prescriptions, behind only Imitrex. The migraine market continues to represent a large untapped growth opportunity for Relpax, with diagnosis rates below 50 percent and treatment rates below 20 percent.

        A Promising Pipeline. Beyond the in-line portfolio, Pfizer has also assembled a range of late-stage pipeline candidates through our internal R&D and external product sourcing activities that have significant promise for replenishing and expanding our future portfolio of medicines. Many of these candidates target disease areas with significant unmet medical needs. For example, indiplon is for the treatment of patients with insomnia -- a condition that the National Sleep Association estimates affects at least 70 million Americans, with potentially another 75 million coping with minor sleeping disorders. Oporia (lasofoxifene) is for the treatment of osteoporosis, which affects around 10 million Americans and results in an annual economic cost of about $14 billion, not to mention the huge toll on health from 300,000 hip fractures a year caused by untreated osteoporosis. Exubera is for the treatment of patients with diabetes, the sixth-leading cause of death in the U.S. with over 50,000 deaths annually.

        Ms. Katen noted, "These statistics are startling. They certainly highlight the urgency of getting our new medicines to the market as important new treatment options for patients and their caregivers. Our research and development organization is well on its way to delivering these and many other important new medicines from our labs to the market."

        "The first quarter of 2005 was again productive for Pfizer R&D," said Dr. John LaMattina, President, Pfizer Global Research and Development. "Pfizer's development pipeline continues to grow and now includes 149 new molecular entities and 78 product enhancement projects. Our discovery research engine is reliably generating new development substrate, advancing ten new candidates into pre-clinical development during just the first quarter. Research and early development output is augmented by an active licensing and technology alliance effort that is completing deals at a pace of one every two weeks. The advanced development pipeline, including key compounds such as Sutent, varenicline, maraviroc (UK-427,857), asenapine, torcetrapib/ atorvastatin, and Daxas, continues to progress. We expect to achieve our goal of filing 20 U.S. regulatory filings in the five-year period ending in 2006, or about one new filing per quarter.

        "Our productivity initiative to better utilize our wide-ranging R&D capabilities is proceeding on schedule," Dr. LaMattina continued. "We are maintaining a clear focus on key objectives -- increasing R&D productivity while operating at ever higher levels of efficiency."

        Specific R&D highlights during the first quarter include the following:

        * The FDA accepted the New Drug Application (NDA) filing for Exubera, or inhaled insulin. In Europe, review of the Marketing Authorization Application for Exubera is actively proceeding.

        * A revised NDA for Lyrica for the treatment of add-on epilepsy was submitted to the FDA. Lyrica was approved by the FDA in 2004 for the treatment of diabetic peripheral neuropathy and post-herpetic neuralgia and will be launched in the U.S. for these indications, pending the completion of a scheduling designation by the U.S. Department of Health and Human Services and the U.S. Drug Enforcement Administration.

        * A supplemental NDA was approved for Depo-subQ Provera for treatment of endometriosis pain.

        * The development program for Sutent, a multi-targeted tyrosine kinase inhibitor for potential treatment of gastrointestinal stromal tumors, renal cell carcinoma, and breast cancer, was accelerated when an independent data safety monitoring board halted pivotal Phase 3 trials seven months early because a statistically significant efficacy endpoint was successfully achieved.

        Important new-product sourcing deals that have been completed in the first quarter include the acquisition of Idun Pharmaceuticals, a biopharmaceutical company that we agreed to acquire during February of this year. Idun is focused on the discovery and development of therapies to control caspase activity. Their lead compound, IDN-6556, is a first-in-class pan-caspase inhibitor, currently in clinical trials to treat liver disease and hepatitis C infection. In addition, Pfizer reached a collaborative research and license agreement with Rigel Pharmaceuticals for the development of inhaled products for treating allergic asthma and other respiratory diseases; entered an agreement with LifeSpan Biosciences to develop an automated pathology system for rapid and accurate evaluation of tissue specimens in preclinical studies; and gained an exclusive license from Coley Pharmaceuticals to develop, manufacture, and commercialize Coley's ProMune (CPG 7909), a toll-like receptor (TLR 9) agonist delivered by subcutaneous injection for the potential treatment, control, and prevention of cancers in humans.

        Streamlining Business to Improve Performance and Efficiency. Ms. Katen continued, "Beyond extensive efforts in the Human Health organization to support our business performance through growing our current portfolio and supporting the medicines that will create our future portfolio, we are also focused on targeting our resources toward activities that are most vital to ensuring the continued success of our pharmaceutical operations. Various efforts are underway across our Human Health organization to accomplish this, including the realignment of our U.S. field force, already long recognized as the industry's best in quality and productivity, in response to a changing promotional environment."

        Other organizational changes include the continued implementation of Pfizer Global Manufacturing's (PGM's) Plant Network Strategy, initiated after the Pharmacia acquisition in 2003 to assure that our global manufacturing plant network is in close alignment with Pfizer's current and future product supply requirements. Recent announcements include the divestment of facilities in Augusta, Georgia; Holland, Michigan; Angers and Val-de-Reuil, France; and Morpeth, U.K.; and the restructuring of facilities in Arecibo, Caguas, and Cruce Davila, Puerto Rico, and Sandwich, U.K.

        Pfizer is also working to better realize the strategic advantages and meet the efficiency goals of our unmatched global research and development organization, which, with an annual investment in 2005 of approximately $8 billion -- or more than $20 million a day -- make it one of the world's largest research institutions. Some actions include concentrating certain operational functions such as bio-imaging in selected "centers of emphasis"; considering the potential benefits of sourcing certain tasks in lower-cost environments; streamlining our wide-ranging sample and clinical supply network; implementing more efficient clinical-study designs; and continuing to fully leverage our scale advantage in procurement.

        New Approaches to Healthcare Delivery. "Beyond efforts to improve our internal operational efficiencies, we are implementing a series of initiatives that respond to the most urgent constraints on our continued vitality as a pharmaceutical innovation business," Ms. Katen said. "These pressures are grounded in concerns about the cost of, and access to, medicines; a deep-seated mistrust of some industry practices; and strained healthcare systems that are increasingly unable to finance quality care delivery.

        "We recognize the urgent need to expand how we provide value to stakeholders beyond medicines. We are moving toward that goal by extending our tradition of innovation to the entire process of getting new medicines to the people who need them, effectively and efficiently. By doing so, we believe that we will ultimately both enhance our leadership in health and protect our future in pharmaceutical innovation."

        To that end, our efforts include:

        Expanding Easy Access to Affordable Medicines. Pfizer already has among the industry's most comprehensive, generous, and easy-to-use access programs for uninsured and low-income patients. We are now focused on expanding, and enrolling more people in, these programs through community-based outreach efforts and by participating in Partnership for Prescription Assistance, a new industry-wide umbrella program created by the Pharmaceutical Research and Manufacturers of America.

        Piloting New Models of Care. We are developing and implementing a series of initiatives to address inefficiencies in healthcare, both in the U.S. and around the world. These are all based on the fundamental premise that better health at lower costs is possible through patient-centered and integrated care delivery that is focused on prevention, early intervention, and appropriate use of medicines. These initiatives include our first model, the Florida: A Healthy State program; its expansion to several European markets; the redesign of Pfizer's own employee healthcare program in the U.S. to be focused more on health and well-being; and our new Green Ribbon Health program in partnership with Humana to provide care-management services to approximately 20,000 Medicare patients in Florida with congestive heart failure, diabetes, or both.

        "While it will undoubtedly take time for these efforts to deliver results, we are confident in their ultimate success because they all have one primary purpose: serving patients. Meeting the needs of patients and establishing the value of health will also serve the best interests of the public, of our communities, of our business, and ultimately of all our stakeholders," Ms. Katen concluded.

             Pfizer Provides Revised Financial Guidance for 2005-07

        David Shedlarz, vice chairman, noted, "In the first quarter, Pfizer performed well, and the company's long-term prospects remain strong.

        "We expect 2005 to be a transition year for Pfizer due to a number of factors. Results in 2005 are being, and will continue to be, impacted by loss of U.S. exclusivity of four major products -- Diflucan, Neurontin, and Accupril during 2004 and Zithromax in 2005. Revenues also have been, and will continue to be, impacted by publicity and regulatory actions regarding COX-2-selective inhibitors. Full-year revenues are expected to be substantially unchanged from 2004, as growth from other product lines generally offsets these factors. The suspension of sales of Bextra in the U.S., E.U., and other markets in early April is expected to reduce our previously announced targeted full-year 2005 adjusted and reported diluted EPS* by approximately $.05 per share. Bextra asset write-offs are expected to reduce our previously announced targeted full-year 2005 reported diluted EPS by an additional $.10 per share. However, 2005 results are no longer expected to be impacted by the adoption of new accounting regulations relating to the expensing of stock options, pursuant to a deferral in the implementation date of the new regulations, as announced by the SEC last week. These regulations had been expected to result in an after-tax expense reducing 2005 adjusted and reported diluted EPS* by $.03 per share. Pfizer expects to implement SFAS 123R regarding expensing of stock options as of January 1, 2006. From an efficiency perspective, in 2005 we continue to anticipate Pharmacia merger-related synergies of $4.2 billion this year, an increase of $600 million over 2004 Pharmacia merger-related synergies. Pfizer will also achieve modest cost savings during 2005 from its newly announced productivity initiative. Given these and other factors, we expect 2005 adjusted income* of approximately $14.7 billion, adjusted diluted EPS* of approximately $1.98 per share, reported income of approximately $7.7 billion, and reported diluted EPS of approximately $1.04 per share, subject to the Disclosure Notice in this report.

        "The differences between targeted 2005 adjusted income* and adjusted diluted EPS* and 2005 reported income and reported diluted EPS are attributable to anticipated non-cash charges of $2.6 billion ($.36 per share) relating to purchase accounting for the acquisition of Pharmacia and an in-process research and development charge relating to our recently completed acquisition of Idun Pharmaceuticals, Inc.; merger-related and restructuring costs of $1.4 billion ($.18 per share), which include both Pharmacia-related charges and charges related to the recently announced planned productivity initiative; and charges relating to the suspension of sales of Bextra of $.8 billion ($.10 per share), all on an after-tax basis. In addition, reported net income for 2005 will include a tax charge of $2.2 billion ($.30 per share) relating to the cash repatriation of foreign earnings in 2005, with a possible subsequent reduction of this charge by about $850 million, due to anticipated technical corrections legislation. All of these estimates are subject to the variables cited in the Disclosure Notice found in this report.

        "We will sustain both the capability and will to make those investments necessary to support long-term growth. Pfizer's financial strength remains unprecedented and will be enhanced by the cash repatriation of $28.3 billion in foreign earnings during this year. With the current quarterly dividend of $.19 per share, which is 12 percent higher than last year, we are continuing the company's commitment to strong growth in dividends, both today and in the future. We will accelerate and complete our current share-purchase program in the second quarter by purchasing approximately $2.4 billion of the company's stock in this quarter, and early in the second half we will consider additional opportunities to purchase the company's stock.

        "A number of factors are expected to drive a return to double-digit adjusted earnings* growth in 2006. We are undertaking a new, broad-based, multi-year productivity initiative to increase efficiency and effectiveness of all operations company-wide. Annual savings are projected to total $4 billion by 2008. Improved revenue performance is also anticipated, as many of our in-line products continue to grow, we experience renewed growth of Celebrex, and the contribution of new products increases.

        "Revenue growth, enhanced by continuing productivity initiatives, is expected to drive a strong 2007, when we anticipate accelerating double-digit adjusted earnings* growth," Mr. Shedlarz concluded.

        "Several factors affected first-quarter results, including several unique to the quarter," said Alan Levin, chief financial officer. "Revenue growth benefited from strong performances of many major in-line medicines, as well as three additional days in our fiscal calendar compared to the first quarter of 2004. Cost of sales as a percentage of revenues in the first quarter of 2005 was adversely impacted by changes in production volume, as well as geographic, segment, and product mix, reflecting the loss of exclusivity of certain major products in the U.S. and lower year-over-year sales of COX-2 products, compared to the first quarter of 2004, and charges for write-offs of inventory related to the suspension of Bextra sales. Cost of sales as a percentage of revenues will remain under pressure in 2005. R&D spending increased 7 percent in the quarter, reflecting the advancement of our pipeline products. Full-year R&D spending is expected to be approximately $8 billion. Finally, the effective tax rate on adjusted income* increased to 23 percent, reflecting changes in geographic and product mix.

        "In connection with the decision to suspend sales of Bextra, we recorded certain charges totaling $1.213 billion ($766 million, net of tax) in the first quarter of 2005. These pre-tax charges included $1.145 billion relating to the impairment of Bextra's intangible assets for developed technology rights, $10 million related to the write-off of machinery and equipment, $56 million in write-offs of inventory, and $2 million relating to the costs of administering the suspension of sales. In addition, we recorded in the first quarter of 2005 a net charge of $71 million, substantially against revenues, for estimated customer returns of Bextra."

                          Pfizer Expands Patient-Access
                      And Corporate-Citizenship Initiatives

        During the first quarter of 2005, Pfizer continued its mission to expand patient access to medicines and to demonstrate good corporate citizenship.

        In the aftermath of the tsunami disaster, Pfizer has donated approximately $60 million (at wholesale price) of antibiotics, antifungal medicines, and other health products to local and international relief organizations operating in the Asian region. We are partnering with the United Nations by sending Pfizer experts in supply-chain management to the affected areas to support the U.N.-led relief efforts. We have also sent more colleagues to lend support in areas of critical need, such as water purification.

        In February, Pfizer also convened a first-ever conference for healthcare professionals from tsunami-affected countries in managing post-traumatic stress disorder. The company also is working closely with medical associations and the Ministry of Public Health in Thailand to build local mental-health treatment capacity through programs to train local health professionals, including nurses, social workers, and psychologists, and other community leaders. In Indonesia, Pfizer has pledged more than $600,000 to establish a Public Health Laboratory to monitor potential infectious-disease outbreaks in the disaster-affected region. The laboratory will become a permanent component of the provincial health infrastructure in Banda Aceh as services are re-established following the emergency relief period.

        In addition to these activities, Pfizer employees have committed personal funds totaling more than $2 million to non-profit organizations assisting in the relief effort, with Pfizer and the Pfizer Foundation providing matching support.

            Pfizer Has the Capabilities to Meet the Challenges Ahead

        "Pfizer today faces a paradox," Dr. McKinnell concluded. "On the one hand, the opportunities for bringing innovative, life-saving medicines to the world's patients have never been greater. On the other hand, the challenges for innovative companies like Pfizer have also never been greater. But Pfizer has faced important challenges before and has always addressed them with energy and resolve and emerged a stronger company. Pfizer has a dynamic organization of dedicated colleagues to navigate the challenges that lie ahead, and I appreciate all their efforts. I am confident that Pfizer's people, equipped with our innovative products and unsurpassed capabilities, will rise to the occasion once again and propel our company to long-term success."

        For additional details, please see the attached financial schedules, product revenue tables, and supplemental information.

        DISCLOSURE NOTICE: The information contained in this document and the attachments is as of April 19, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document and the attachments as a result of new information or future events or developments.

        This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; the impact of the FDA's decision to require a boxed warning including expanded risk information in the Celebrex label; final actions relating to Celebrex that may be taken by the European Medicines Evaluation Agency following its review of the benefits and risks of COX-2-specific inhibitor medicines; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and healthcare cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia, and our ability to realize the projected benefits of the multi-year productivity initiative announced on April 5, 2005. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its periodic reports on Forms 10-Q and 8-K.

* "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding discontinued operations, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                                  First Quarter
                                          ----------------------------      % Incr./
                                              2005            2004          (Decr.)*
                                          ------------    ------------    ------------
Revenues                                  $     13,091    $     12,487               5
Costs and expenses:
  Cost of sales                                  2,191           1,794              22
  Selling, informational and
   administrative expenses                       4,085           3,933               4
  Research and development expenses              1,764           1,649               7
  Amortization of intangible assets                882             823               7
  Merger-related in-process research
   and development charges                           2             955            (100)
  Merger-related costs                             219             247             (11)
  Other (income)/deductions--net                 1,038             (43)             **
Income from continuing operations
 before provision for taxes on income
 and minority interests                          2,910           3,129              (7)
Provision for taxes on income                    2,635             809             226
Minority interests                                   3               2              31
Income from continuing operations                  272           2,318             (88)
Discontinued operations:
  Income/(loss) from discontinued
   operations--net of tax                          (12)             13              **
  Gains on sales of discontinued
   operations--net of tax                           41               -               -
Discontinued operations--net of tax                 29              13             125
Net income                                $        301    $      2,331             (87)
Earnings per common share - Basic:
  Income from continuing operations       $        .04    $        .31             (87)
  Discontinued operations--net of tax                -               -               -
  Net income                              $        .04    $        .31             (87)
Earnings per common share - Diluted:
  Income from continuing operations       $        .04    $        .30             (87)
  Discontinued operations--net of tax                -               -               -
  Net income                              $        .04    $        .30             (87)
Weighted-average shares used to
 calculate earnings per common share:
  Basic                                        7,415.9         7,586.4
  Diluted                                      7,473.8         7,678.5

*    - Percentages may reflect rounding adjustments.
**   - Calculation not meaningful.

1. The above financial statement presents the three-month periods ended April 3, 2005 and March 28, 2004. Subsidiaries operating outside the United States are included for the three-month periods ended February 27, 2005 and February 22, 2004.

2. The financial results for the three-month period ended April 3, 2005 are not necessarily indicative of the results which ultimately might be achieved for the current year.

3. For selected variance explanations, see accompanying Pfizer Inc Supplemental Information.

                       PFIZER INC AND SUBSIDIARY COMPANIES
     RECONCILIATION FROM REPORTED INCOME AND EARNINGS PER SHARE TO ADJUSTED
                     INCOME AND ADJUSTED EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                                  First Quarter
                                          ----------------------------      % Incr./
                                              2005            2004           (Decr.)
                                          ------------    ------------    ------------
Reported net income                       $        301    $      2,331             (87)
Discontinued operations--net of tax                (29)            (13)            125
Purchase accounting adjustments--net
 of tax                                            622           1,513             (59)
Merger-related costs--net of tax                   151             126              20
Certain significant items --net of
 tax                                             2,955              19              M+
Adjusted Income                           $      4,000    $      3,976               1
Reported diluted earnings per common
 share                                    $        .04    $        .30             (87)
Discontinued operations--net of tax                  -               -               -
Purchase accounting adjustments--net
 of tax                                            .08             .20             (60)
Merger-related costs--net of tax                   .02             .02               -
Certain significant items --net of
 tax                                               .40               -               -
Adjusted diluted earnings per common
 share                                    $        .54    $        .52               4

**   - Calculation not meaningful.
M+   - Change greater than one thousand percent.
Certain amounts and percentages may reflect rounding adjustments.

1. The above financial information presents the three-month periods ended April 3, 2005 and March 28, 2004. Subsidiaries operating outside the United States are included for the three-month periods ended February 27, 2005 and February 22, 2004.

2. Adjusted Income and Adjusted diluted earnings per common share as shown above reflect the following items:

(millions of dollars)
                                                          First Quarter
                                                  ----------------------------
                                                      2005            2004
                                                  ------------    ------------
Discontinued operations, pre-tax:
   Loss/(income) from discontinued
    operations (a)                                $         18    $        (20)
   Gains on sales of discontinued
    businesses and product lines (a)                       (65)              -
   Total discontinued operations, pre-tax                  (47)            (20)
   Income taxes                                             18               7
      Total discontinued operations--
       net of tax                                          (29)            (13)
Purchase accounting adjustments, pre-tax:
   In-process research and
    development charges (b)                                  2             955
   Intangible amortization and other (c)                   851             803
   Sale of acquired inventory
    written up to fair value (d)                             4               -
   Total purchase accounting
    adjustments, pre-tax                                   857           1,758
   Income taxes                                           (235)           (245)
      Total purchase accounting adjustments--
       net of tax                                          622           1,513
Merger-related costs, pre-tax:
   Integration costs -- Pharmacia (e)                      102             101
   Integration costs -- Other (e)                            4               3
   Restructuring charges -- Pharmacia (e)                  113             143
   Total merger-related costs, pre-tax                     219             247
   Income taxes                                            (68)           (121)
      Total merger-related costs--net of tax               151             126
Certain significant items, pre-tax
   Costs associated with the suspension of
    selling Bextra (f)                                   1,213               -
   Operating results of divested
    legacy Pharmacia research facility (g)                   -              32
   Total certain significant items, pre-tax              1,213              32
   Income taxes                                           (447)            (13)
   Tax impact for the repatriation
    of foreign earnings (h)                              2,189               -
       Total certain significant items--
        net of tax                                       2,955              19

Total discontinued operations, purchase
 accounting adjustments, merger-related costs
 and certain significant items--net of tax        $      3,699    $      1,645

(a)  Included in Discontinued operations--net of tax.
(b)  Included in Merger-related in-process research and development charges.
(c)  Included primarily in Amortization of intangible assets.
(d)  Included in Cost of sales.
(e)  Included in Merger-related costs.
(f) Included in Cost of sales ($56 million), Selling, informational and administrative expenses ($2 million) and Other (income)/deductions- net ($1,155 million).
(g)  Included in Research and development expenses.
(h)  Included in Income taxes.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               FIRST QUARTER 2005
                                   (UNAUDITED)
                              (millions of dollars)

                                                                     QUARTER-TO-DATE
                            --------------------------------------------------------------------------------------------------
                                       WORLDWIDE                           U.S.                          INTERNATIONAL
                            ------------------------------    ------------------------------    ------------------------------
                                                      %                                 %                                 %
                              2005       2004        Chg        2005       2004        Chg        2005       2004        Chg
                            --------   --------   --------    --------   --------   --------    --------   --------   --------
TOTAL
REVENUES                      13,091     12,487          5       6,976      7,149         (2)      6,115      5,338         15

HUMAN HEALTH                  11,440     11,041          4       6,206      6,462         (4)      5,234      4,579         14

- CARDIOVASCULAR AND
  METABOLIC DISEASES           4,726      4,186         13       2,566      2,266         13       2,160      1,920         12

  LIPITOR                      3,075      2,497         23       1,913      1,573         22       1,162        924         26
  NORVASC                      1,175      1,141          3         540        489         11         635        652         (3)
  CARDURA                        153        148          4           1          3        (44)        152        145          4
  ACCUPRIL/ACCURETIC             100        191        (47)         29        125        (77)         71         66          7
  CADUET                          31         28         10          30         28          6           1          0          -

- CENTRAL NERVOUS
  SYSTEM
  DISORDERS                    1,591      1,947        (18)        954      1,380        (31)        637        567         13

  ZOLOFT                         845        810          4         661        644          3         184        166         10
  NEURONTIN                      182        696        (74)         56        570        (90)        126        126         (1)
  GEODON                         138         88         56         112         72         56          26         16         53
  XANAX/XR                       102         86         19          34         25         33          68         61         13
  ARICEPT*                        85         71         19           0          0          -          85         71         19
  RELPAX                          53         30         77          32         16         97          21         14         54
  LYRICA                          20          0          -           0          0          -          20          0          -

- ARTHRITIS AND PAIN             637      1,176        (46)        328        828        (60)        309        348        (11)
  CELEBREX                       411        769        (47)        265        558        (53)        146        211        (31)
  BEXTRA                          56        270        (79)         18        244        (93)         38         26         43

- INFECTIOUS AND
  RESPIRATORY DISEASES         1,482      1,234         20         883        723         22         599        511         17

  ZITHROMAX                      797        466         71         632        335         89         165        131         25
  ZYVOX                          143         97         47         104         73         42          39         24         62
  DIFLUCAN                       138        304        (55)          6        176        (97)        132        128          4
  VFEND                           88         64         38          34         27         28          54         37         45

- UROLOGY                        702        636         11         415        371         12         287        265          9

  VIAGRA                         438        416          5         230        220          4         208        196          6
  DETROL/
  DETROL LA                      252        206         22         180        145         24          72         61         18

- ONCOLOGY                       479        312         54         164        125         31         315        187         69

  CAMPTOSAR                      212         91        132         104         81         30         108         10        891
  ELLENCE                         90         80         13          18         17          9          72         63         14
  AROMASIN                        55         24        134          20          4        463          35         20         77

- OPHTHALMOLOGY                  333        279         19         105         99          5         228        180         27

  XALATAN/
  XALACOM                        333        279         19         105         99          5         228        180         27

- ENDOCRINE
  DISORDERS                      257        219         17          88         79         11         169        140         20

  GENOTROPIN                     203        179         13          63         58          9         140        121         15

- ALL OTHER                      991        908          9         561        507         11         430        401          7

  ZYRTEC/
  ZYRTEC-D                       342        299         14         342        299         14           0          0          -

- ALLIANCE REVENUE
  (Aricept, Macugen,
   Mirapex, Rebif and
   Spiriva)                      242        144         68         142         84         69         100         60         67

CONSUMER HEALTHCARE              945        804         17         483        416         16         462        388         19

ANIMAL HEALTH                    496        428         16         219        199         10         277        229         21

OTHER **                         210        214         (2)         68         72         (6)        142        142          1

*    - Represents direct sales under license agreement with Eisai Co., Ltd.
**   - Includes Capsugel and Pfizer CenterSource.

Certain amounts and percentages may reflect rounding adjustments. Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SUPPLEMENTAL INFORMATION

SHARES OUTSTANDING AND EPS INFORMATION:

                                                    1Q05           1Q04
                                                ------------   ------------
Shares Outstanding (millions) - Basic EPS            7,415.9        7,586.4
Basic EPS                                       $        .04   $        .31
Adjusted Basic EPS*                             $        .54   $        .52

Shares Outstanding (millions) - Diluted EPS          7,473.8        7,678.5
Diluted EPS                                     $        .04   $        .30
Adjusted Diluted EPS*                           $        .54   $        .52

QUESTIONS:

PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

CARDIOVASCULAR / METABOLIC / ENDOCRINE

Q1)     How is Lipitor performing?

A1) Worldwide sales of Lipitor totaled $3.075 billion in the first quarter of 2005, reflecting growth of 23% compared to the same period in 2004. Lipitor is the best-selling pharmaceutical product of any kind in the world and the industry's first $10 billion product. Lipitor's full-year 2004 growth outpaced the lipid- lowering market in both sales and unit volume worldwide. Lipitor's strong worldwide performance is supported by the continued strong performance in the U.S. market. Year-to-date U.S. new prescriptions for Lipitor grew 11%, setting the pace in a strong growth market.

        This impressive performance can be attributed to the safety and efficacy profiles of Lipitor, including demonstrated strong cholesterol reduction, a proven cardiovascular (CV) outcomes benefit, and safety for patients across the full dosing range in more than 400 ongoing and completed clinical trials involving more than 80,000 patients and in 100 million patient years of experience. Also supporting this impressive performance are new groundbreaking clinical data, more aggressive treatment guidelines, and increased promotion within the category. Lipitor has a growing body of evidence demonstrating benefit to patients by impacting disease progression and by reducing heart attacks and strokes (the ASCOT, CARDS, REVERSAL, PROVE-IT, and ALLIANCE clinical trials).

        Emerging results from a new clinical study -- Treating to New Targets
        (TNT) -- were reported at the American College of Cardiology on March 8. These results take the treatment of high cholesterol to new frontiers, while also reinforcing data from the ASCOT, CARDS, and PROVE-IT studies, which all demonstrated early and significant improvement in cardiovascular outcomes. TNT is an innovative and important landmark outcomes study that investigated the CV benefit of lowering LDL cholesterol well below current guidelines in patients with coronary heart disease (CHD). It is the largest and longest clinical trial of its kind. TNT found that intensive lipid- lowering therapy with Lipitor 80 mg in patients with stable CHD provides significant clinical benefit beyond that afforded by treatment with Lipitor 10 mg. This five-year trial builds on the well-established safety profile of Lipitor 80 mg, demonstrating musculoskeletal safety comparable to the 10 mg dose. The TNT results have been published online in the New England Journal of Medicine and will appear in its April print issue.

        There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the tens of millions of people around the world who need medical therapy for high cholesterol, only about one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are not diagnosed, are not treated, or are treated with a dose inadequate to achieve their cholesterol goals. Evolving treatment guidelines continue to encourage the broad use of statin therapy.

Q2)     How is Caduet performing?

A2) Worldwide sales of Caduet totaled $31 million in the first quarter of 2005, reflecting growth of 10% compared to the same period in 2004. The market performance of Caduet in the U.S. continues to improve. U.S. sales of Caduet doubled, and weekly new-prescription volume increased 27%, in the first quarter of 2005 versus the fourth quarter of 2004. Momentum continues to grow behind Caduet due to increased product awareness and acceptance by physicians.

        The FDA approved Caduet in January 2004, and Pfizer launched the product in the U.S. in May. The first E.U. filing was submitted in France, the reference member state for Caduet, in the fourth quarter of 2003. We will be pursuing E.U. approvals through the mutual recognition process. Caduet has been launched in Mexico and has been approved in ten additional countries throughout Latin America and Asia.

        Caduet provides an opportunity to address simultaneously two of the most common risk factors of cardiovascular disease with the world's most prescribed branded blood-pressure medication -- Norvasc -- and lipid-lowering medication -- Lipitor -- in one pill. In September 2004, the FDA approved changes to the prescribing information for Lipitor and Caduet to include prevention of cardiovascular disease. The results of the Anglo-Scandinavian Cardiac Outcomes Trial-Lipid Lowering Arm (ASCOT-LLA) bring a critical new insight into the management of hypertensive patients -- that hypertensive patients benefit from Lipitor in addition to blood-pressure -- lowering therapy.

        In December 2004, Pfizer announced that the independent ASCOT steering committee had decided to stop the study in its entirety due to favorable benefits being seen in patients receiving the Norvasc- based treatment regimen. Preliminary results were presented at the American College of Cardiology (ACC) meeting on March 8, 2005. The fully analyzed ASCOT results are anticipated later in 2005. The clinical benefits of Caduet are reinforced by these positive results from Norvasc as well as those for Lipitor, including the results of the Treating to New Targets study that were also presented at the ACC meeting. These robust scientific data continue to reinforce Caduet's efficacy and safety in preventing cardiovascular events in hypertensive patients, with or without coronary heart disease.

        By current estimates, each year 9 million deaths around the world, equaling more than 75 million lost years of healthy life, may be attributed to suboptimal blood-pressure or cholesterol levels. Treatment guidelines advocate early and aggressive management of multiple risk factors for patients at increased cardiovascular risk.

Q3)     How is Norvasc performing?

A3) Worldwide sales of Norvasc in the first quarter of 2005 totaled $1.175 billion, reflecting growth of 3% compared to the same period in 2004. The reduced rate of growth is attributable in part to patent expirations throughout the E.U., except for Italy, France, Sweden, and Switzerland. Norvasc maintains exclusivity in many markets globally, including the U.S., Japan, Canada, and Australia. Norvasc's performance in the U.S. continues to be strong, with 11% growth in sales, and its new-prescription growth in the U.S. continues to exceed that of the cardiovascular market.

        Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. Overall, Norvasc has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. In addition, the results from the ALLHAT, VALUE, and CAMELOT/NORMALISE trials demonstrate the beneficial effects of Norvasc on multiple cardiovascular outcomes. An FDA advisory committee is anticipated later this year to review the ALLHAT filing for Norvasc.

        Hypertension affects about 50 million Americans and one billion people worldwide. Currently 69% of American adults diagnosed with hypertension are not at their blood-pressure goal. Recent guidelines call for early, aggressive blood-pressure management and make clear that the majority of patients may require two or more medications to reach their blood-pressure targets.

        In December 2004, Pfizer announced that early indications from the landmark Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) showed that patients receiving a treatment regimen based on Norvasc experienced favorable cardiovascular benefits. As a result of these findings, the independent ASCOT steering committee decided to stop the trial early so that investigators and patients in the trial could discuss their optimum hypertension treatment moving forward. Preliminary results were presented at the American College of Cardiology meeting on March 8, 2005. These data showed that patients receiving the Norvasc-based regimen demonstrated a 25% reduction in cardiovascular death and a 15% reduction in total mortality. These patients experienced a 10% reduction in the primary endpoint (fatal coronary heart disease and non-fatal heart attack), which did not reach statistical significance. This is thought to be due to the widespread use of statins throughout the trial as well as its premature termination, which reduced the number of primary endpoints. Among the Norvasc-based regimen's other benefits were significant reductions in stroke, coronary events, and new-onset diabetes. The final results of this study are expected to be presented and published in a peer-review journal later in 2005.

Q4)     What is the status of Exubera?

A4) Exubera(R) is a dry powder form of insulin that is inhaled into the lungs prior to eating using a specially designed inhalation device. The product candidate is under development through a collaboration between Pfizer and sanofi-aventis. Pfizer is also collaborating with Nektar Therapeutics, developer of the inhalation device and formulation process for Exubera. The product has been studied in more than 3,500 patients, some for more than seven years. As an effective alternative to insulin injections, Exubera has also been shown in clinical trials to be preferred by patients. This patient preference may encourage patient acceptance of, and compliance with, insulin therapy, thereby improving the health of diabetics and reducing the healthcare costs associated with the disease.

        On March 2, 2005, Pfizer and sanofi-aventis announced that the FDA had accepted for filing a New Drug Application for Exubera. The companies seek approval to market Exubera for adult patients with type 1 and type 2 diabetes. A filing for Exubera is currently under review by the European Medicines Evaluation Agency.

        It is estimated that nearly 180 million people worldwide suffer from diabetes, and the number is expected to rise to 300 million people in the next 20 years. More than half of people with diabetes remain uncontrolled or poorly controlled and are at risk for common complications such as heart disease, stroke, kidney failure, nerve damage, and blindness. Annual costs associated with the disease are estimated at $186 billion worldwide.

Q5)     What is the status of Revatio?

A5) Revatio(TM) (sildenafil citrate) was submitted to the FDA, the European Medicines Evaluation Agency, and Health Canada in December 2004 as a treatment for pulmonary arterial hypertension (PAH). PAH is a rare, progressive, and life-shortening vascular disease affecting approximately 100,000 people in North America and Europe. The FDA has accepted the Revatio application for priority review.

        If approved, Revatio is expected to offer an unprecedented combination of efficacy, safety, and cost effectiveness for a disease in need of new oral treatment options. In a large, multinational clinical trial (SUPER-1) presented at the 2004 American College of Chest Physicians annual meeting, Revatio 20mg taken three times daily was found to be effective, safe, and well tolerated over 12 weeks. One-year data from SUPER-1 showing the effects of Revatio on exercise capacity, survival, and disease severity (based on functional class) will be presented at the 2005 International Conference of the American Thoracic Society in May. Health-related quality-of-life data from SUPER-1 will also be presented at the conference. Sildenafil is the same active ingredient in Viagra(R), the world's leading erectile-dysfunction medication, used by more than 23 million men worldwide based on its excellent efficacy and safety.

Q6)     What is the status of the torcetrapib/atorvastatin program?

A6) A combination product of torcetrapib, a cholesteryl ester transfer protein (CETP) inhibitor, and atorvastatin (Lipitor) is now in global Phase 3 clinical trials. The objective of this comprehensive 12,000-patient subject program is to demonstrate improved efficacy and comparable safety of this novel product versus atorvastatin alone, other statins, and fibrates in a wide range of patients at cardiovascular risk. The program includes comparative atherosclerotic imaging trials involving coronary intravascular ultrasound and carotid ultrasound technology, as well as a full range of blood-lipid efficacy studies. The program is designed to provide substantive evidence of the vascular benefits of raising HDL cholesterol and further lowering LDL cholesterol over the established clinical benefits of atorvastatin's powerful LDL-cholesterol lowering. Although a high hurdle has been created, demonstration of such benefits would provide support for use of torcetrapib/atorvastatin in patients currently being treated with atorvastatin and other statins. Additional scientific and mechanistic studies are also underway to broaden our understanding of the effects of CETP inhibition on lipid metabolism and atherosclerosis. The development program is also enrolling 13,000 patients in a definitive mortality and morbidity trial. This program represents the major commitment by Pfizer to significantly advance our understanding of lipids and atherosclerosis to provide an important new tool for patients and prescribers in preventing and treating the global burden of cardiovascular disease.

        Data from Phase 2 studies assessing torcetrapib's impact on lipid levels in patients with low HDL cholesterol alone and on a background of atorvastatin treatment were reported at the recent American College of Cardiology meeting. Torcetrapib, both alone and on a background of atorvastatin, was found to substantially raise HDL cholesterol. However, consistent LDL-cholesterol lowering with torcetrapib was only seen in the patients taking background atorvastatin. Torcetrapib, both alone and in combination with atorvastatin, was well tolerated in these early Phase 2 studies.

        The rationale for initial development of a fixed-combination tablet of torcetrapib and atorvastatin, rather than of torcetrapib alone as a monotherapy or as add-on therapy to any statin, is to provide optimal lipid treatment for the majority of dyslipidemic patients. The basis for this decision includes the complementary pharmacologic actions of HMG Co-A reductase inhibition -- the mechanism of action of statins -- and CETP inhibition on modifying lipid metabolism, with supporting Phase 2 clinical observations. The torcetrapib/atorvastatin combination also provides the mandatory LDL-cholesterol control that patients at risk for heart disease need. Current guidelines recommend intensive LDL-cholesterol reduction in patients with cardiovascular risk, using a dose of a statin that would provide at least a 30% reduction in LDL cholesterol. This is the case even for patients with "isolated" low HDL cholesterol, since current treatment guidelines recommend LDL-cholesterol reduction in these patients. Torcetrapib as a monotherapy did not adequately or consistently lower LDL cholesterol in the Phase 2 studies described above and therefore would not be appropriate as a monotherapy. The choice of atorvastatin as the companion statin was based on its powerful LDL-cholesterol and triglyceride lowering, which has been proven to be safe and clinically effective across its full dose range. Atorvastatin is the best statin on the market, with a robust clinical-trial database. Therefore, we believe it was critically important to combine torcetrapib with the best available agent -- atorvastatin. The combination of torcetrapib with atorvastatin has the potential as a novel therapy to extend the proven benefits of LDL-cholesterol lowering by adding substantial HDL-cholesterol elevation to further reduce atherosclerosis and cardiovascular events beyond what is currently achievable.

Q7)     What is the status of varenicline?

A7) Varenicline is an innovative agent, in Phase 3 development, that was researched and developed specifically for smoking cessation. Data presented at the recent American College of Cardiology and Society for Research on Nicotine and Tobacco meetings showed that varenicline may offer an advance over existing prescription smoking- cessation treatments. In two Phase 2 trials evaluating the efficacy, safety, and tolerability of different doses of varenicline in healthy smokers, about half of smokers treated with varenicline 1mg twice daily stopped smoking. In 2000, it was estimated that there were 1.25 billion smokers worldwide and that nearly 5 million premature deaths per year globally were attributable to smoking. Seven out of ten smokers are contemplating quitting or actively want to quit; however, only 3-5% of patients can quit on their own. More-effective treatments are needed for smoking cessation than are provided by currently available products. In contrast to a nicotine derivative or an antidepressant, varenicline was designed to selectively target the alpha 4-beta 2 nicotine receptors in the brain and therefore to have the unique benefits of reducing craving and the related withdrawal symptoms of quitting and of blocking the rewards from smoking that perpetuate dependence. Varenicline illustrates Pfizer's leadership in providing innovative products to treat cardiovascular risk factors and the complications often associated with smoking.

RESPIRATORY

Q8)     How is Spiriva performing?

A8) Spiriva is an anticholinergic medication and the first inhaled chronic obstructive pulmonary disease (COPD) treatment to provide significant and sustained improvements in lung function with once- daily dosing. Pfizer co-promotes Spiriva with the product's discoverer, Boehringer Ingelheim. With 136% year-over-year growth in full-year 2004 worldwide audited sales, Spiriva's performance continue to outpace the overall COPD market. The product is currently available in more than 50 countries and is the best- selling COPD product in seven countries, including Germany and Australia. Recent launches in the U.S. (June
        2004), Italy (July 2004), and, most recently, Japan (December 2004) continue to go well.

        Clinical trials have shown that patients with all stages of COPD, from mild to severe, can benefit from taking Spiriva. Trials have also demonstrated that Spiriva provided superior and sustained improvements in lung function, breathlessness, health-related quality of life, and exercise tolerance in COPD patients. Spiriva also provides sustained and significant improvements in lung function compared to ipratropium, the currently recommended first- line therapy outlined in many treatment guidelines. Spiriva has also been shown to significantly reduce COPD exacerbations and related health-resource burden versus placebo on top of usual care, including inhaled corticosteroids and long-acting beta agonists.

        In a study recently published in Chest, Spiriva was shown to be the first product to consistently enhance the well-known exercise- training benefits of pulmonary rehabilitation in patients with COPD. This study builds upon previous studies with Spiriva, which have demonstrated significant improvement in exercise tolerance, shortness of breath, and quality of life when compared with placebo. In the study, Spiriva was associated with prolonged (24-hour) improvements in lung function as well as improvements in exercise- endurance time, further augmenting benefits of pulmonary rehabilitation. Spiriva may be an important tool for physicians to break the vicious downward spiral of dyspnea, inactivity, and subsequent deconditioning.

Q9)     How is Zyrtec performing?

A9) Worldwide sales of Zyrtec totaled $342 million in the first quarter of 2005, reflecting an increase of 14% compared to the same period in 2004. The product continues to be the most-prescribed antihistamine agent in the U.S. in a challenging market. Zyrtec continues to lead Allegra by a wide margin in prescriptions by key specialists -- allergists and pediatricians. The decline experienced in the prescription antihistamine market for the past two years has leveled off, as much of the impact of cheaper over-the-counter and private-label loratadine (Claritin) products has been realized and the majority of managed-care plans have completed their formulary tier changes in this category. Zyrtec is indicated for both seasonal and perennial allergic rhinitis. It has the broadest range of formulations and treats patients as young as six months old.

Q10)    What is the status of Daxas (roflumilast)?

A10) Daxas is a phosphodiesterase-4 inhibitor, a class of compounds that provides anti-inflammatory action for respiratory diseases. The compound is currently being studied for both asthma and chronic obstructive pulmonary disease (COPD), two respiratory diseases associated with substantial morbidity and mortality. COPD affects 600 million people worldwide and kills more than 2.75 million people each year, according to estimates by the World Health Organization. The Global Burden of Disease Studies found that COPD was the sixth- most-common cause of death worldwide in 1990 and predicted that it would become the third-most-common cause of death by 2020. In the U.S., COPD is currently the fourth-leading cause of death (behind heart disease, cancer, and stroke), with death rates having increased 22% in the last decade. Asthma affects more than 300 million people worldwide and kills 180,000 people each year. Pfizer and our co-promotion partner Altana Pharma filed Daxas in the E.U. for both asthma and COPD indications. For other markets, the product is in late-stage development.

UROLOGY

Q11)    How is Detrol/Detrol LA performing?

A11) Worldwide sales of Detrol/Detrol LA totaled $252 million in the first quarter of 2005, reflecting growth of 22% compared to the same period in 2004. The robust performance was due to Detrol LA's strong competitive positioning in the U.S. and E.U. and successful launches of the once-daily formulation in Asia and Latin America. For the first time, in-market sales of Detrol/Detrol LA, as reported by IMS, exceeded $1 billion on an annualized basis. Recent competitive launches have stimulated overall growth of the overactive bladder (OAB) category, with minimal impact on Detrol/Detrol LA's leading position in the market. Detrol/Detrol LA remains the most-prescribed brand globally, with more than 8.5 million patients worldwide since launch and a 51% market share.

        OAB is a highly prevalent and bothersome condition, affecting 50-100 million people worldwide, with an approximate 16% prevalence in adults in the U.S. and E.U. The market opportunity is significant, since OAB remains underdiagnosed and undertreated. Detrol/Detrol LA is the leading OAB therapy worldwide, delivering proven 24-hour efficacy across OAB symptoms of urge incontinence, urgency, and frequency, resulting in excellent patient-reported treatment outcomes.

        Further evidence of Detrol/Detrol LA's patient benefits was presented in March at the annual Congress of the European Association of Urology in Istanbul. Study results confirmed that Detrol LA reduces OAB symptoms in as little as five days. A systematic review of 56 clinical trials covering all antimuscarinics in widespread clinical use demonstrated very low total withdrawals from treatment for Detrol LA. In addition, new data were released demonstrating Detrol LA significantly reduced nighttime OAB voids with favorable tolerability, as well as long-term efficacy and safety.

Q12)    How is Viagra performing?

A12) Worldwide sales of Viagra totaled $438 million in the first quarter of 2005, a 5% increase compared to the same period in 2004, reflecting Viagra's stabilization after the introduction of competition. Viagra maintains a strong leadership position, with a 68% worldwide market share of audited sales of phosphodiesterase-5 inhibitors for the twelve months ending January 2005.

        More than 130 clinical trials worldwide and more than six years of real-world experience have shown that Viagra provides hard, long-lasting erections that instill confidence in men, while maximizing both patient and partner satisfaction. Studies have shown that Viagra improves erections in up to 82% of men with erectile dysfunction (ED). Men taking Viagra also report a 77% improvement in their confidence to get and maintain an erection, compared to only 18% taking placebo. After four years of treatment, 96% of Viagra users and 92% of their partners report being highly satisfied with the product, with 95% of partners expressing a desire for their men to continue with Viagra treatment. A recently published study demonstrates that men taking Viagra with constant visual sexual stimulation reported a hard erection lasting on average for 33 minutes, compared to seven minutes for men on placebo. No other ED therapy has been proven to work better or faster than Viagra.

NEUROSCIENCE

Q13)    How is Aricept performing?

A13) Aricept, approved for the treatment of symptoms of mild-to-moderate Alzheimer's disease (AD), continues to lead the AD market with a 59% worldwide market share and more than one billion cumulative patient days of therapy. Aricept is co-promoted with Eisai, the company that discovered the product. Entering its ninth year on the U.S. market, Aricept is the most prescribed treatment for AD, with new prescriptions maintained at around 28,000-30,000 per week. Total prescriptions are up 14% versus 2004.

        Aricept's strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability and a keen customer focus. About 10% of people over 65 suffer from AD, including 4.5 million Americans. Cognition -- including thinking, memory, and judgment -- is typically the first area affected by AD. The benefits of early intervention with Aricept were confirmed in a study published in December 2004 in the Archives of Neurology. In this 24-week study of patients with early-stage or mild AD, Aricept significantly improved cognitive performance compared with placebo.

        In February 2005, the National Institute of Clinical Excellence (NICE) in the U.K., issued a preliminary recommendation against the use of cholinesterase inhibitors. Advocacy groups, professional associations, patients, and caregivers have publicly criticized this recommendation. Eisai and Pfizer strongly disagree with NICE's recommendation and formally submitted a response on March 22, 2005. NICE is expected to issue final guidance in October 2005.

Q14)    How is Geodon performing?

A14) Worldwide sales for Geodon totaled $138 million in the first quarter of 2005, reflecting growth of 56% compared to the same period in 2004. Available in both an oral capsule and rapid-acting intramuscular formulation, Geodon is now launched in 49 countries, where more than five million prescriptions have been written for more than one million patients worldwide. In the U.S., weekly new- and total-prescription shares for Geodon continue to grow, achieving a new share high of 6.2% for new prescriptions in March 2005. The current growth rates of both new- and total-prescriptions for Geodon are more than five times the growth rate of the overall U.S. antipsychotic market. In addition, Germany and Spain enjoyed strong double-digit sales growth of 30% and 45%, respectively, in the first quarter compared to the same period in 2004.

        Schizophrenia affects approximately one in every 100 people and is among the most disabling of chronic mental illnesses, presenting in early adults and often persisting throughout adult life. In the selection of antipsychotics for schizophrenia, there is an increasing appreciation of metabolic effects. In the treatment of schizophrenia, clinical trials have demonstrated Geodon to be as effective as risperidone (Risperdal) and olanzapine (Zyprexa) in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than risperidone, and significantly less weight gain and adverse changes in other metabolic indices than olanzapine. In a head-to-head study versus olanzapine published in the October 2004 issue of the American Journal of Psychiatry, Geodon demonstrated efficacy equivalent to olanzapine in treating schizophrenia, while being associated with a lower incidence of weight gain and more favorable effects on lipids, triglycerides, and low-density lipoproteins. A head-to-head study comparing Geodon to risperidone in patients with schizophrenia or schizoaffective disorder was published in the December 2004 issue of the Journal of Clinical Psychiatry. This study found that Geodon improved psychotic symptoms, was generally well tolerated, and demonstrated less effect on prolactin and weight than risperidone. A one-year extension study of stable completers of a six-week trial of outpatients demonstrated that patients who were switched from olanzapine to Geodon sustained their weight loss, recorded significant improvement in lipid parameters and triglycerides, and maintained long-term improvement in their clinical symptoms. These data were presented at major psychiatry congresses in 2004 and are soon to be submitted for publication.

        On April 11, 2005, the FDA issued a request to manufacturers of all atypical antipsychotics to add a black-box warning to product labeling regarding increased mortality in patients with dementia- related psychosis, an indication for which Geodon is not approved. The request for this label change was based on meta-analyses of 17 placebo-controlled trials of aripiprazole (Abilify), olanzapine (Zyprexa), risperidone (Risperdal), and quetiapine (Seroquel) in patients with dementia-related psychosis. Data for Geodon (ziprasidone) were not included. The results of these analyses reveal the risk ratio for death in the drug-treated patients compared to the placebo-treated patients of 1.6 to 1.7. The majority of deaths appeared to be cardiovascular or infectious in nature. Product labeling changes and a Dear Health Care Practitioner letter are expected soon.

        Risperidone, olanzapine, and aripiprazole already had bolded warnings in their labels indicating the increased mortality risk in elderly patients with dementia-related psychosis. It is anticipated that the addition of the black-box warning for all atypical antipsychotics may slow the rate of growth in elderly patients with dementia-related psychosis, affecting all agents. Less than 4% of Geodon's current use is in the elderly (over age 65) group of patients, and less than .3% in dementia patients. Geodon does not currently have extensive data or broad usage in the elderly population. Geodon is growing quickly in the core adult population. As part of Geodon's lifecycle management, Pfizer is focused on new indications for the core adult population in schizophrenia and bipolar disorder. Pfizer does not anticipate this warning will have a significant impact on Geodon's performance, nor will it prevent clinicians from using antipsychotic agents for primary indications.

Q15)    How is Lyrica (pregabalin) performing?

A15) Worldwide sales of Lyrica totaled $20 million in the first quarter of 2005. Lyrica is currently approved for various forms of neuropathic pain and as adjunctive therapy for partial epilepsy in 36 countries, including the E.U., and has been launched in 11 countries. The launches in Germany, the U.K., and Mexico represent the most successful introductions of any neuropathic-pain or adjunctive-epilepsy product to date. Strong initial adoption is attributable to the significant unmet medical need in both conditions, the compelling clinical evidence compiled in the Lyrica clinical program -- the largest ever for a neuroscience compound, with more than 9,000 patients in clinical trials -- and the positive initial results experienced by patients and physicians.

        Lyrica offers outstanding efficacy -- demonstrated by rapid, robust, and sustained pain reduction across its entire dose range of 150-600 mg -- and favorable tolerability. Two critical studies presented at the American Pain Society meeting in March 2005 further support Lyrica's neuropathic-pain profile. One of these studies is the first ever demonstrating Lyrica's efficacy and tolerability in patients suffering from central neuropathic pain caused by spinal- cord injury. The other is an analysis of an ongoing open-label trial demonstrating Lyrica's efficacy in highly refractory neuropathic-pain patients who did not respond to at least three different treatments, including Neurontin (gabapentin). Recent publications also highlight Lyrica's efficacy in epilepsy, generalized anxiety disorder, and fibromyalgia, as well as its potential to improve sleep quality in healthy volunteers.

        In the U.S., Lyrica was approved on December 30, 2004, and is the first FDA-approved product for the treatment of neuropathic pain associated with both diabetic peripheral neuropathy and post- herpetic neuralgia. Pending the completion of a scheduling designation by the U.S. Department of Health and Human Services and the U.S. Drug Enforcement Administration, Lyrica is expected to be launched in the U.S. for these indications later in 2005. In September 2004, Lyrica received an approvable letter for adjunctive treatment of partial seizures in adults. Pfizer recently submitted a revised regulatory filing to the FDA for Lyrica's use in epilepsy, and this filing is under review.

Q16)    How is Neurontin performing?

A16) Worldwide sales for Neurontin (gabapentin) totaled $182 million in the first quarter of 2005, reflecting a decline of 74% compared to the same period in 2004. This decline in sales is due to the at- risk launches last year of generic gabapentin products by Ivax, Alpharma, and Teva in the U.S. Pfizer's Greenstone subsidiary followed suit by launching its own generic version of gabapentin. Pfizer has sued these and other companies for patent infringement, and if the court determines that these companies have infringed Pfizer's Neurontin patent, Pfizer will seek all appropriate remedies and damages, including damages based on Pfizer's lost profits.

        Neurontin continues to be available in more than 100 countries and has been prescribed to more than 12 million patients since its initial approval in 1994. It is approved for adjunctive therapy in epilepsy in more than 100 countries and for treatment of a range of neuropathic-pain conditions in more than 60 countries.

Q17)    How is Relpax performing?

A17) Worldwide sales of Relpax totaled $53 million in the first quarter of 2005, reflecting growth of 77% compared to the same period in 2004. Launched in more than 25 countries, the product continues to gain market share in the $2.3 billion global oral triptan market. In the U.S., Relpax achieved a 12% new-prescription share year-to- date through March, representing share growth of 65%, compared to the same period in 2004. Relpax was launched in Canada, the fifth- largest triptan market, in November 2004.

        Recent data presented at the European Federation of Neurological Societies and the Migraine Trust International Symposium show that treating a migraine attack early, when the pain is still mild, with Relpax provides greater efficacy for migraine sufferers than waiting until the pain becomes more severe. The highest two-hour pain-free rates were seen among patients with mild pain taking Relpax 40 mg within 30 minutes of pain onset. Sustained pain-free rates were higher for patients treated with Relpax 40 mg when the pain was mild versus moderate-to-severe. Published data also demonstrate that Relpax 40 mg provides better and more sustained relief from the symptoms of migraine than the market leader, sumatriptan (Imitrex), even if patients wait to treat and the pain is more severe. Relpax 40 mg also provides significantly more sustained relief than zolmitriptan (Zomig) or naratriptan (Amerge) based on two comparator studies. In addition, Relpax 40 mg has demonstrated efficacy in patients who have previously failed to obtain adequate relief with other prescription products or with over-the-counter migraine medications, such as Imitrex, Maxalt, Excedrin Migraine, non- steroidal anti-inflammatory drugs, and Fiorinal/Fioricet.

        The migraine market still represents a large untapped opportunity and a significant opportunity for continued Relpax growth. The prevalence of migraine is estimated to be 12% globally, with fewer than 50% of these patients being diagnosed and fewer than 20% receiving prescription medicine.

Q18)    How is Zoloft performing?

A18) Worldwide sales of Zoloft totaled $845 million in the first quarter of 2005, reflecting growth of 4% compared to the same period in 2004. It has been the most-prescribed antidepressant in the U.S. since 2000. Physicians have written approximately 250 million Zoloft prescriptions for a variety of psychiatric disorders, accounting for more than 13 billion patient days of therapy. A large body of clinical data supports the product's safety and effectiveness in its indicated uses. Zoloft, in the U.S., is approved for six mood and anxiety disorders -- major depression, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder, pre-menstrual dysphoric disorder (PMDD), and social anxiety disorder. For each of these indications except PMDD, Zoloft is approved for both acute and long- term use.

        In the E.U., the Committee for Human Medicinal Products (CHMP) is conducting a review of 12 antidepressants, including Zoloft, regarding their use in children and adolescents. In February 2005, Pfizer provided a response to the review, and an assessment report from the CHMP is expected in the second quarter of 2005.

        In the U.S., in February 2005, Pfizer implemented FDA instructions that require the makers of all currently marketed antidepressants, including tricyclic agents, MAO inhibitors, selective serotonin reuptake inhibitors such as Zoloft, selective norepinephrine reuptake inhibitors, and atypical antidepressants, to include a black-box warning that antidepressants increased the risk of suicidal thinking and behavior in children and adolescents in pooled, short-term studies. In the nine completed clinical trials of Zoloft in pediatric and adolescent patients, which included studies of Zoloft in children diagnosed with depression, OCD, or both, no suicides occurred. The trials found no statistically significant differences between Zoloft-treated patients and placebo controls in their rates of suicide attempts or ideation.

Q19)    What is the status of asenapine?

A19) Pfizer, through its collaboration with Organon, continues to advance the clinical development of asenapine, a novel psychotropic agent discovered by Organon and currently in Phase 3 studies. Asenapine is being studied in more than 3,000 patients for the treatment of the acute symptoms and maintenance therapy of schizophrenia, as well as for treatment of the acute manic episodes associated with bipolar disorder. Results of Phase 2 results are encouraging and indicate that asenapine has demonstrated strong efficacy and good tolerability, with no clinically significant side effects. If approved, Pfizer and Organon plan to co-promote asenapine, which would enter a global antipsychotic market currently valued at more than $14 billion in annual sales and growing about 12% per year.

Q20)    What is the status of indiplon?

A20) Indiplon is a novel GABA-A receptor potentiator being developed by Pfizer and Neurocrine Biosciences for the treatment of multiple aspects of insomnia. Neurocrine Biosciences has announced that it will resubmit U.S. regulatory filings for indiplon capsules and tablets during the second quarter of 2005. The clinical development program has demonstrated a compelling profile for the product: consolidation of sleep via sleep maintenance, fast onset of action, increased sleep duration, improved sleep quality, and no next-day sedation, tolerance, or rebound insomnia.

        Insomnia is a prevalent condition. In the U.S. alone, approximately 40% of the adult population report having trouble sleeping a few nights per week or more, according to the National Sleep Foundation's Sleep in America Poll 2002. Approximately 35% of the adult population reports that they have experienced insomnia every night or almost every night within the past year. Insomnia remains a disorder with high unmet medical needs, including problems of frequent night-time awakenings and difficulty falling back to sleep, sometimes referred to as sleep fragmentation. Fewer than 10% of patients are treated in this market.

ANTI-INFECTIVES

Q21)    How is Vfend performing?

A21) Sales of the antifungal Vfend increased 38% to $88 million in the first quarter of 2005, compared to the same period in 2004. Strong growth has resulted from sustained demand and continuing product launches. Vfend has been launched in 51 countries, including the U.S. and most major overseas markets. It is now the leading hospital antifungal product in France and Germany.

        Vfend is a new-generation azole antifungal with an extended spectrum of activity against both yeasts and molds. The risk of serious fungal infections in hospitalized patients grows as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immunocompromised patients are associated with high morbidity and mortality and require prompt and effective treatment. Vfend can be an important tool for physicians fighting these infections. Approved indications in the U.S. include primary treatment of acute invasive aspergillosis, salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp., treatment of esophageal candidiasis, and candidemia in non-neutropenic patients and the following Candida infections: disseminated infections in skin and infections in abdomen, kidney, bladder wall, and wounds (approved in December 2004).

        In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including C. krusei) and first-line treatment of candidemia in non- neutropenic patients (approved in January 2005). Vfend is available as oral tablets, powder for oral suspension, and in an intravenous form. The main competing medicines can only be administered intravenously. In both tablet form and liquid suspension, Vfend shows excellent bioavailability. As a result, some patients may be discharged from the hospital sooner, with orally administered therapy continuing at home.

        Data from Pfizer Global Comparative Aspergillosis Study presented at the American Society of Hematology meeting in December 2004 demonstrated that patients with invasive aspergillosis who were treated with Vfend as primary therapy required fewer days of intensive care compared to patients receiving standard treatment. Data from the same study published in the Journal of Antimicrobial Chemotherapy indicated that Vfend as primary therapy provided both total treatment cost savings, resulting from reduced consumption of hospital resources and fewer changes in antifungal therapy, and better medical outcomes in terms of survival and safety compared with amphotericin B.

        Data on the efficacy and safety of long-term Vfend treatment for invasive aspergillosis with bone involvement were published in Clinical Infectious Diseases in April. This report represents the largest study of cases (20 cases) of bone aspergillosis treated with the same antifungal agent. Patients, most of whom were experiencing treatment failure or did not tolerate other antifungals, had a global response rate to Vfend of 55%.

Q22)    How is Zithromax performing?

A22) Worldwide sales of Zithromax increased 71% to $797 million in the first quarter of 2005, compared to the same period in 2004. The global antibiotic sales declined 3% over this time frame. In the U.S., Zithromax remains the number-one branded product in all key respiratory-tract-infection (RTI) indications, with more than three times as many prescriptions written as the second-leading branded competitor. Through the first quarter of 2005, Zithromax's U.S. new-prescription growth of 38% was more than twice the market growth, leveraging strong positioning relative to the competition as well as a strong RTI season.

        Zithromax continues to be used as first-line therapy for a number of key indications, including acute exacerbations of chronic bronchitis (AECB), community-acquired pneumonia (CAP), and acute bacterial sinusitis (ABS). Zithromax has a proven track record of clinical efficacy across the spectrum for mild to moderate RTI, an unsurpassed safety profile, and a short therapeutic course that may improve patient compliance.

        The regulatory filing for the new, single-dose azithromycin microspheres product is currently under review at the FDA. The filing includes indications for adult AECB, ABS, and CAP. To date, this product has also been filed for regulatory approval in 10 other countries around the world. This innovative technology makes it possible to deliver a single 2-gram dose.

Q23)    How is Zyvox performing?

A23) Worldwide sales of Zyvox totaled $143 million in the first quarter of 2005, reflecting growth of 47% compared to the same period in 2004. While days of therapy for all anti-staphylococcal products have increased 15% worldwide in the past year, days of Zyvox therapy have increased more than 50%. The product is now marketed in 62 countries.

        The clinical value of Zyvox is growing, due to the rising incidence of infections caused by methicillin-resistant Staphylococcus aureus (MRSA) and multi-drug-resistant enterococci and their associated morbidity and mortality. Zyvox has proven efficacy in the treatment of patients with pneumonia and skin and soft-tissue infections, including diabetic foot infections, often caused by MRSA. The product has a unique mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. This results in no cross-resistance with other antibiotics. Zyvox is available in intravenous and oral formulations. This allows for earlier discharge for some patients, who can switch from the intravenous Zyvox in the hospital to the oral form at home and thereby reduce their hospital costs. Zyvox is also approved for pediatric use.

        Published literature showing advantages of Zyvox continue to emerge. A post-hoc analysis of MRSA patients with surgical-site infections was published in the American Journal of Surgery in December 2004. Patients treated with Zyvox had microbiologic success rates of 87% compared to 48% for patients on vancomycin. In January 2005, the American Thoracic Society and Infectious Diseases Society of America published new recommendations in their evidence-based guidelines for the management of adults with hospital-acquired pneumonia, ventilator-associated pneumonia
        (VAP), and healthcare-associated pneumonia, positioning Zyvox as an alternative to the market volume leader, vancomycin, based on preliminary data suggesting Zyvox may have an advantage for proven VAP cases due to MRSA.

Q24)    What is the status of maraviroc (UK-427,857)?

A24) Maraviroc is in Phase 3 clinical development for the treatment, in combination with other antiretroviral agents, of patients with HIV infection. A CCR-5 antagonist, maraviroc belongs to a new group of HIV antiretrovirals known as entry inhibitors that work extracellularly to block the HIV virus from gaining entry into the cell. It has been shown in vitro to be effective against HIV strains resistant to the current classes of HIV antiretroviral agents, potentially addressing a significant unmet medical need in HIV therapy. Phase 1 studies have shown maraviroc to be well tolerated across a range of potential doses, and efficacy and safety have been studied in Phase 2 monotherapy trials in HIV patients.

        The global HIV/AIDS epidemic killed more than 3 million people in 2003. An estimated 5 million people acquired HIV during the year, bringing to 38 million the number of people living with the virus around the world (UNAIDS Report, July 2004). Worldwide sales of antiretroviral products in 2004 totaled just under $7.3 billion and are anticipated to grow to $10 billion by 2009.

OPHTHALMOLOGY

Q25)    How is Xalatan/Xalacom performing?

A25) Sales of Xalatan/Xalacom totaled $333 million in the first quarter of 2005, reflecting growth of 19% compared to the same period in 2004. Xalatan/Xalacom are the leading brands in sales in the glaucoma market and are outperforming all competitors in market- share gain.

        Worldwide, an estimated 67 million people suffer from glaucoma, a group of eye diseases characterized by damage to the optic nerve, visual-field loss, and elevated intraocular pressure (IOP). Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma. In the U.S., approximately one third of the diagnosed glaucoma patients are untreated, and only 10-15% of the ocular hypertensive patients receive treatment. Xalatan, a prostaglandin analogue used to lower the intraocular pressure associated with glaucoma and ocular hypertension, continues to lead the worldwide anti-glaucoma market and has displaced beta blockers as the accepted gold standard. It provides comprehensive IOP management by combining the benefits of product efficacy, tolerability, patient persistency, and five-year safety data. Effective IOP management has been shown to prevent or delay optic-nerve damage from glaucoma that can lead to blindness. Xalacom, a combination of Xalatan and the beta blocker timolol, provides incremental efficacy for patients who have an insufficient response to monotherapy while maintaining the simplicity of a single daily dose.

        An article published in the September 2004 issue of the American Journal of Ophthalmology compared the nocturnal effects of the once- daily beta blocker timolol and Xalatan on IOP in a small number of patients with ocular hypertension or early glaucomatous changes. Both treatments were effective in lowering IOP during the day. Xalatan also reduced IOP at night. No statistically significant difference was found in the nocturnal IOP between timolol treatment and no medication. Raised IOP is a risk factor for glaucoma progression, and thus control of IOP, both day and night, is critical for the control of glaucoma.

        Publication of the European Glaucoma Prevention Study in Ophthalmology in March 2005 expands the evidence supporting the need for effective medical therapy to treat ocular hypertension and to delay progression to glaucoma. An article published in the September 2004 issue of the American Journal of Ophthalmology addresses physicians' decisions about when to treat an ocular- hypertensive patient. The article establishes the concept of global risk assessment and supports early initiation of treatment in ocular-hypertensive patients. As in cardiovascular disease, the concept of global risk assessment, when applied to glaucoma, may enable ophthalmologists to identify and treat glaucoma patients earlier.

Q26)    What is the status of Macugen?

A26) In December 2004, the FDA approved Macugen for the treatment of neovascular (wet) age-related macular degeneration. Pfizer and Eyetech Pharmaceuticals, Inc., the discoverer of Macugen, launched the product in the U.S. in January 2005. Macugen has also been filed in the E.U., Canada, Australia, Switzerland, and Brazil.

        Macugen is an aptamer that selectively binds to, and neutralizes, vascular endothelial growth factor (VEGF) for the treatment of age-related macular degeneration (AMD). AMD is the leading cause of irreversible vision loss among Americans over 55 and occurs in both wet and dry forms. In wet AMD, blood vessels grow abnormally into the area beneath the retina.

        Positive Phase 3 results from the VEGF Inhibition Study in the Ocular Neovascularization (VISION) trial were published in the December 30, 2004, issue of the New England Journal of Medicine. This study demonstrated that Macugen is an effective and well- tolerated treatment for a broad group of wet AMD patients irrespective of lesion subtype or size, unlike existing therapies.

        Macugen is now reimbursed by Medicare carriers covering all 50 states in the U.S., all according to the broad FDA label without restrictions. Pfizer and Eyetech have also developed a Macugen Access Program(TM)
        (MAP), which is now available to physicians and patients for additional support in gaining access to, or reimbursement for, Macugen. MAP offers pre-treatment and post- treatment services such as insurance verification, authorization assistance, claims and reviews tracking, denials and appeal assistance, and patient assistance programs.

ARTHRITIS AND PAIN

Q27) What recent regulatory actions have been taken concerning the safety of prescription and over-the-counter non-steroidal anti-inflammatory drugs (NSAIDs), including COX-2-specific medicines?

A27) The FDA Arthritis and Drugs Safety Committee and the Risk Management Advisory Committee met jointly on February 16-18 to review COX-2-specific inhibitors and other non-steroidal anti-inflammatory drugs (NSAIDs). After evaluating a substantial body of clinical data regarding Celebrex and Bextra and weighing the benefits and risks of these products, the advisory committees recommended to the FDA that these medicines remain available to patients with revised labeling.

        On April 7, 2005, the FDA announced its plans for changes to the warnings sections of labels of NSAIDs, including COX-2 medicines, sold either by prescription or over-the-counter. These labeling changes will include boxed warnings for prescription NSAIDs regarding potential cardiovascular, gastrointestinal, and skin- reaction risks. Pfizer will continue to work closely with the FDA to implement labeling revisions for Celebrex that ensure its appropriate prescribing and use.

        The FDA also requested the suspension of Bextra sales and marketing, based on its assessment of an unfavorable risk/benefit profile due to the additional increased risk of rare, serious skin reactions compared to other NSAIDs, including Celebrex. While Pfizer disagrees with this assessment of Bextra, it has respectfully complied with the FDA's request and began the process of suspending Bextra sales on April 7. Discussions between Pfizer and the EMEA, Health Canada, and several other regulatory agencies in early April have led to similar regulatory requests regarding Bextra. Pfizer, while disagreeing with these agencies, has complied with their requests for suspension of sales and marketing of Bextra.

Q28)    What is Pfizer's position on Celebrex?

A28) In keeping with the FDA's position, Pfizer is advising physicians to consider the evolving information in evaluating the risks and benefits of all NSAIDs, including its COX-2-selective medicine Celebrex. While awaiting final labeling from the FDA, physicians should consider the available data on all these medicines when assessing individual patients to be treated for osteoarthritis, rheumatoid arthritis, or acute pain. Factors to be considered include information concerning the existing body of data, the risks of alternative treatments, and the individual patient's underlying cardiovascular and gastrointestinal risk status. As with all prescription NSAIDs, Celebrex should be used at the lowest effective dose for the shortest duration, consistent with individual patient treatment goals.

ONCOLOGY

Q29)    How is Aromasin performing?

A29) Sales of Aromasin totaled $55 million in the first quarter of 2005, reflecting growth of 134% compared to the same period in 2004. This growth can be attributed primarily to data in the early breast- cancer setting for Aromasin and the increasing awareness of the utility of aromatase inhibitors, the class to which Aromasin belongs. In addition, updated efficacy data on Aromasin were presented in December 2004 at the San Antonio Breast Cancer Symposium, showing an improving trend toward overall survival for Aromasin-treated patients in the Intergroup Exemestane Study (IES). The American Society for Clinical Oncology and the National Comprehensive Cancer Network recently updated adjuvant treatment guidelines, endorsing the use of aromatase inhibitors, including Aromasin, in the treatment of early breast cancer.

        Pfizer submitted a supplemental regulatory filing in December 2004 in both the U.S. and the E.U. for an adjuvant indication for Aromasin. Based on the pivotal IES trial, this would allow Aromasin to be used in the estimated 500,000 breast-cancer patients currently on tamoxifen for two to three years. The study showed a 32% better probability of disease-free survival and a 37% better probability for breast-cancer-free survival for patients switched to Aromasin. Statistically significant risk reductions were also shown for distant-recurrence, contralateral breast cancer and serious events such as the development of non-breast primary cancers and thromboembolism.

Q30)    How is Campto/Camptosar performing?

A30) Sales of Campto/Camptosar totaled $212 million in the first quarter of 2005, reflecting growth of 132% compared to the same period in 2004. Sales growth was impacted in part by Pfizer's acquisition of marketing rights to Campto/ Camptosar in Europe and Asia (except Japan) in late 2004. In the U.S., total metastatic colorectal- cancer (CRC) patient share totaled nearly 30% in January 2005, narrowing the share gap with Eloxatin to about five percentage points.

        The worldwide presence of Campto/Camptosar has driven the growth of this cytotoxic drug. Campto/Camptosar continues to be the backbone of metastatic CRC treatment. When used in combination with the newly introduced targeted agents like Avastin, Campto/Camptosar with 5-fluorouracil (5FU) and leucovorin (LV) is the only regimen that has demonstrated a survival benefit for patients in first-line metastatic CRC. Campto/Camptosar and 5FU/LV are the only drugs approved to be used in combination with the other newly introduced targeted therapy Erbitux in second-line treatment. Campto/Camptosar has also demonstrated a survival benefit when compared with 5FU/LV alone. The overall survival rate for patients with metastatic CRC has almost doubled since the introduction of Campto/Camptosar in 1999.

Q31)    What is the status of Sutent (SU-11248)?

A31) Sutent, or SU-11248, is a breakthrough oral anti-cancer product candidate that targets tumors both by cutting off blood supply to the tumor and by directly killing tumor cells. It has shown unprecedented activity in clinical trials involving patients with advanced gastrointestinal stromal tumors and renal cell carcinoma who did not respond to, or could not tolerate, standard treatment options. At the upcoming American Society of Clinical Oncology meeting in May, Pfizer anticipates presentation of exploratory clinical research involving Sutent in other major tumor types.

OSTEOPOROSIS

Q32)    What is the status of Oporia (lasofoxifene)?

A32) Oporia (lasofoxifene) is a selective estrogen receptor modulator (SERM) under development for the prevention and treatment of osteoporosis and for the treatment of vaginal atrophy. The U.S. regulatory filing for osteoporosis prevention was submitted in August 2004, and a supplemental filing for the treatment of vaginal atrophy was submitted in December 2004. Regulatory submissions in other markets are expected in 2005. Osteoporosis affects some 8 million American women. An additional 22 million women are estimated to have low bone mass, placing them at increased risk of osteoporosis. In the U.S., osteoporosis is responsible for more than 1.5 million fractures per year. Vaginal dryness becomes increasingly more common throughout the menopausal transition. SERMs may offer benefits beyond just the bone effects provided by other treatment options, such as bisphosphonates.

ANIMAL HEALTH

Q33)    How did Pfizer's Animal Health business perform?

A33) Sales of the Animal Health business totaled $496 million in the first quarter of 2005, reflecting growth of 16% compared to the same period in 2004. These results were driven by solid growth of Draxxin, cattle biologicals, and other livestock products and by the companion-animal products Rimadyl and Revolution and small-animal biological products, as well as the favorable impact of a weaker U.S. dollar relative to the prior year. Pfizer Animal Health is the world leader in providing products to prevent and treat diseases in animals.

CONSUMER HEALTHCARE

Q34)    How did Pfizer's Consumer Healthcare business perform?

A34) Sales of the Consumer Healthcare business totaled to $945 million in the first quarter of 2005, reflecting growth of 17% compared to the same period in 2004. These results reflect sustained sales strength for Listerine mouthwash, which benefited from the launch of Listerine Advanced in September 2004; growth from Sudafed and other upper-respiratory products, Zantac, and tobacco-dependence products; and a weaker U.S. dollar relative to the prior year.

FINANCIAL MATTERS

Q35) How were first-quarter revenues impacted by Pfizer's accounting calendar?

A35) Pfizer's U.S. fiscal year runs from January 1 through December 31, and its international fiscal year runs from December 1 to November 30. The start dates of the second, third, and fourth quarters and ending dates of the first, second, and third quarters can vary slightly from year to year because Pfizer's quarterly accounting calendar closes on the Sunday in closest proximity to the end of the calendar quarter, not the calendar quarter-end. This practice resulted in three additional business days in the first quarter relative to 2004. Pfizer's second and third fiscal quarters of 2005 have the same number of business days as the prior year. The fiscal fourth quarter of 2005, however, has four fewer business days than the prior year.

Q36)    What impact did foreign exchange have on revenues in the quarter?

A36) The weakening of the U.S. dollar relative to other currencies, principally the euro, Japanese yen, British pound, and Canadian dollar, favorably impacted revenues in the first quarter of 2005 by $399 million and favorably impacted consolidated revenue growth by about three percentage points.

Q37) What cost synergies from the Pharmacia acquisition were achieved in the first quarter? What costs to achieve these synergies are expected?

A37) Cost synergies resulting from the acquisition of Pharmacia exceeded $1 billion in the first quarter of 2005. Our estimate for full-year 2005 synergies remains $4.2 billion. Synergies stem from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies continue to be expected at about $6 billion.

Q38) What caused cost of sales to increase by 22% in the first quarter of 2005, compared to the first quarter of 2004, given the revenue increase of 5%?

A38) Cost of sales as a percentage of revenues in the first quarter of 2005 was adversely impacted by changes in production volume, as well as geographic, segment, and product mix, reflecting the loss of exclusivity of certain major products in the U.S. and lower year- over-year sales of COX-2 products, compared to the first quarter of 2004 and charges for write-offs of inventory related to the suspension of Bextra sales. Cost of sales as a percentage of revenues will remain under pressure in 2005.

Q39) What factors affected the 7% increase in research and development expenses in the first quarter of 2005?

A39) During the transitional year of 2005, Pfizer will sustain both the capability and will to make those investments necessary to support long-term growth. R&D spending increased 7% in the quarter, reflecting this commitment to continued investment, the advancement of the portfolio, and the unfavorable impact of foreign exchange. Full-year 2005 R&D spending is expected to be approximately $8 billion.

Q40) What impact did the suspension of sales of Bextra, announced on April 7, 2005, have on first-quarter results? What is the anticipated impact on Celebrex sales from the product's additional labeling information?

A40) The suspension of sales of Bextra in the U.S., E.U., and other markets in early April is expected to reduce our previously announced targeted full-year 2005 adjusted and reported diluted EPS* by approximately $.05 per share. Also in connection with the decision to suspend sales of Bextra, Pfizer recorded certain charges totaling $1.213 billion ($766 million net of tax, or $.10 per share) in the first quarter of 2005. These pre-tax charges included $1.145 billion related to the impairment of Bextra's intangible assets for developed technology rights, $10 million related to the write-off of machinery and equipment, $56 million in write-offs of inventory, and $2 million related to the costs of administering the suspension of sales. In addition, we recorded in the first quarter of 2005 a net charge of $71 million, substantially against revenues, for estimated customer returns of Bextra.

        The market for pain relievers has shown considerable change since the withdrawal of Vioxx in September 2004. Following the FDA and EMEA regulatory reviews of these medicines in February 2005, the market for prescription pain relievers, including Celebrex, indicated lower, but stabilizing, sales levels compared to pre-Vioxx withdrawal levels. We do not expect the additional labeling information for Celebrex to further impact 2005 revenues due to anticipated switching by patients among pain relievers, including those previously using Bextra.

Q41) What were the principal factors affecting pre-tax other (income)/ deductions-net?

A41)                                                           First Quarter
        ($ millions)                                         ------------------
        (Income)/Deductions                                    2005       2004
        --------------------------------------------------   -------    -------
        Net Interest (Income)/Expense                        $   (17)   $     0
        Impairment of Bextra-Related Long-Lived Assets         1,155         --
        Royalties                                                (78)       (55)
        Other, Net                                               (22)        12
        Other (Income)/Deductions--Net                       $ 1,038    $   (43)

        In connection with the decision to suspend sales of Bextra, we recorded a charge of $1.145 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $10 million.

Q42)    What is Pfizer's projected effective tax rate for 2005?

A42) Pfizer's effective tax rate in calculating adjusted income* from continuing operations for 2005 is projected to be 23%. This is the same rate recorded for the first quarter of 2004. The difference between the 23% rate projected for 2005 and the 21.75% rate recorded for full-year 2004 relates mainly to changes in geographic and product mix.

Q43) What was the impact of Pfizer's decision to repatriate cash from foreign earnings?

A43) In the first quarter of 2005, we decided to repatriate cash from foreign earnings totaling $28.3 billion during 2005 in accordance with the American Jobs Creation Act of 2004, and we recorded a related tax charge of $2.2 billion. This tax charge may be reduced by approximately $850 million in future periods due to technical corrections legislation expected to be considered by Congress in 2005.

Q44)    What is the status of planned divestitures?

A44) In the first quarter of 2004, Pfizer announced its intention to divest the legacy Pharmacia in-vitro allergy and autoimmune diagnostic testing business; the legacy Pharmacia surgical ophthalmology business, certain legacy Pfizer and Pharmacia non-core European over-the-counter and personal-care product lines; and three legacy Pharmacia European generic businesses. First-quarter net income from discontinued operations of $29 million reflects the gain on the sale of one of the two remaining European generic businesses, less a loss from operations of these businesses prior to their sale.

Q45)    What is the status of Pfizer's share-purchase program?

A45) Pfizer's financial strength and flexibility have allowed the Company to purchase its stock over the past several years. We believe that purchase of our stock is an excellent investment opportunity. During the past six years, Pfizer has purchased more than $30 billion of its common stock. In October 2004, Pfizer announced a new authorization to purchase up to $5 billion of the company's common stock. During the first quarter of 2005, the company purchased approximately 36 million shares at a total cost of about $919 million under this authorization. The company has purchased approximately 99 million shares at a total cost of about $2.6 billion under this authorization. In light of Pfizer's financial strength and cash flow, we will accelerate and complete our current share-purchase program in the second quarter by purchasing approximately $2.4 billion of the company's stock in this quarter alone, and early in the second half we will consider additional opportunities to purchase the company's stock.

Q46)    Why does Pfizer disclose adjusted income* and adjusted diluted EPS*?

A46)    General Description of Adjusted Income Measure

        Adjusted Income is an alternative view of performance used by management and we believe that investors' understanding of our performance is enhanced by disclosing this performance measure. The company reports Adjusted Income in order to portray the results of our major operations -- the discovery, development, manufacture, marketing, and sale of prescription medicines for humans and animals, as well as our over-the-counter products, prior to considering certain income-statement elements. We have defined Adjusted Income as net income before discontinued operations, significant impacts of purchase accounting for acquisitions, merger- related costs, and certain significant items. The Adjusted Income measure is not, and should not be, viewed as a substitute for U.S. GAAP Net Income.

        The Adjusted Income measure is an important internal measurement for Pfizer. We measure performance of the overall company on this basis. The following are examples of how the Adjusted Income measure is utilized:

    * Senior management receives a monthly analysis of the operating results of our company that is prepared on an Adjusted Income basis;

    * The annual budgets of our company are prepared on an Adjusted Income basis; and

    * Annual and long-term compensation, including annual cash bonuses, merit-based salary adjustments, and stock options, for various levels of management is based on financial measures that include Adjusted Income. The Adjusted Income measure currently represents a significant portion of target objectives that are utilized to determine the annual compensation for various levels of management, although the actual weighting of the objective may vary by level of management and job responsibility, and may be considered in the determination of certain long-term compensation plans. The portion of senior management's bonus, merit-based salary increase, and equity-compensation awards based on the Adjusted Income measure ranges from 10% to 30%.

        Despite the importance of this measure to management in goal setting and performance measurement, we stress that Adjusted Income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted Income (unlike U.S. GAAP Net Income) may not be comparable with the calculation of similar measures for other companies. Adjusted Income is presented solely to permit investors to more fully understand how management assesses the performance of our company.

        We also recognize that, as an internal measure of performance, the Adjusted Income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted Income measure is that it provides a view of operations without including all events during a period, such as the effects of an acquisition, merger-related or other restructuring charges, or amortization of purchased intangibles, and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of performance in the company. For example, our Research and Development organization has productivity targets, upon which its effectiveness is measured. In addition, for senior levels of management, a portion of their long-term compensation is based on U.S. GAAP net income.

        Purchase-Accounting Adjustments

        Adjusted Income is calculated prior to considering significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia and Esperion as well as net-asset acquisitions. These impacts can include charges for purchased in- process research and development, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted Income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

        Certain of the purchase-accounting adjustments associated with a business combination or a net-asset acquisition, such as the amortization of intangibles acquired in connection with our acquisition of Pharmacia, can occur for up to 40 years (these assets have a weighted-average useful life of approximately 10 years), but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs have been previously expensed.

        However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted Income. This component of Adjusted Income is derived solely with the impacts of the items listed in the first paragraph of this section. We have not factored in the impacts of any other differences in experience that might have occurred if Pfizer had discovered and developed those intangible assets on its own, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, our research and development costs in total, and in the periods presented, may have been different; our speed to commercialization and resulting sales, if any, may have been different; or our costs to manufacture may have been different. In addition, our marketing efforts may have been received differently by our customers. As such, in total, there can be no assurance that our Adjusted Income amounts would have been the same as presented had Pfizer discovered and developed the acquired intangible assets.

        Merger-Related Costs

        Adjusted Income is calculated prior to considering integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate two businesses as a result of the acquisition decision. For additional clarity, only restructuring and integration activities that are associated with a purchase business combination or a net-asset acquisition are included in merger-related costs. We have not factored in the impacts on synergies that would have resulted had these costs not been incurred.

        We believe that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in a business combination or net-asset acquisition result primarily from the need to eliminate duplicate assets, activities, or employees-a natural result of acquiring a fully integrated set of activities. For this reason, we believe that the costs incurred to convert disparate systems, to close duplicative facilities, or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in other, more normal business contexts.

        The integration and restructuring costs associated with a business combination may occur over several years with the most significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA. In other situations, we may be required by local laws to obtain approvals prior to terminating certain employees. This approval process can delay the termination action.

        Discontinued Operations

        Adjusted Income is calculated prior to considering gains or losses on the sale of businesses and product lines included in discontinued operations as well as the related results of operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them.

        Certain Significant Items

        Adjusted Income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non- acquisition-related restructuring charge, if non-recurring in nature, such as those related to our recently announced productivity initiative; costs associated with a significant recall of one of our products, such as costs related to our suspension of sales of Bextra (such costs would not reflect customer returns); charges related to sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; certain intangible-asset impairments; the impact of certain significant tax legislation, such as charges attributable to the repatriation of foreign earnings in accordance with the American Jobs Creation Act of 2004; or possible charges related to legal matters, such as those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Legal Proceedings included in our Form 10-Q filings. Normal, ongoing defense costs of the company or settlements and accruals on legal matters made in the normal course of our business would not be considered a certain significant item.

Q47)    What are Pfizer's financial expectations for 2005-07?

A47) We expect 2005 to be a transition year for Pfizer due to a number of factors. Results in 2005 are being, and will continue to be, impacted by loss of U.S. exclusivity of four major products- Diflucan, Neurontin, and Accupril during 2004 and Zithromax in 2005. Revenues also have been, and will continue to be, impacted by publicity and regulatory actions regarding COX-2-selective inhibitors. Full-year revenues are expected to be substantially unchanged from 2004, as growth from other product lines generally offsets these factors. The suspension of sales of Bextra in the U.S., E.U., and other markets in early April is expected to reduce our previously announced targeted full-year 2005 adjusted and reported diluted EPS* by approximately $.05 per share. Bextra asset write-offs are expected to reduce our previously announced targeted full-year 2005 reported diluted EPS by an additional $.10 per share. However, 2005 results are no longer expected to be impacted by the adoption of new accounting regulations relating to the expensing of stock options, pursuant to a deferral in the implementation date of the new regulations, as announced by the SEC last week. These regulations had been expected to result in an after-tax expense reducing 2005 adjusted and reported diluted EPS* by $.03 per share. Pfizer expects to implement SFAS 123R regarding expensing of stock options as of January 1, 2006. From an efficiency perspective, in 2005 we continue to anticipate Pharmacia merger-related synergies of $4.2 billion this year, an increase of $600 million over 2004 Pharmacia merger-related synergies. Pfizer will also achieve modest cost savings during 2005 from its newly announced productivity initiative. Given these and other factors, we expect 2005 adjusted income* of approximately $14.7 billion, adjusted diluted EPS* of approximately $1.98 per share, reported income of $7.7 billion, and reported diluted EPS of approximately $1.04 per share, subject to the Disclosure Notice in this report.

        The differences between targeted 2005 adjusted income* and adjusted diluted EPS* and 2005 reported income and reported diluted EPS are attributable to anticipated non-cash charges of $2.6 billion ($.36 per share) relating to purchase accounting for the acquisition of Pharmacia and an in-process research and development charge relating to our recently completed acquisition of Idun Pharmaceuticals, Inc.; merger-related and restructuring costs of $1.4 billion ($.18 per share), which include both Pharmacia-related charges and charges related to the recently announced planned productivity initiative; and charges relating to the suspension of sales of Bextra of $.8 billion ($.10 per share), all on an after-tax basis. In addition, reported net income for 2005 will include a tax charge of $2.2 billion ($.30 per share) relating to the cash repatriation of foreign earnings in 2005, with a possible subsequent reduction of this charge by about $850 million, due to anticipated technical corrections legislation. All of these estimates are subject to the variables cited in the Disclosure Notice found in this report.

        We will sustain both the capability and will to make those investments necessary to support long-term growth. Pfizer's financial strength remains unprecedented and will be enhanced by the cash repatriation of $28.3 billion in foreign earnings during this year. With the current quarterly dividend of $.19 per share, which is 12% higher than last year, we are continuing the company's commitment to strong growth in dividends, both today and in the future. We will accelerate and complete our current share-purchase program in the second quarter by purchasing approximately $2.4 billion of the company's stock in this quarter, and early in the second half we will consider additional opportunities to purchase the company's stock.

        A number of factors are expected to drive a return to double-digit adjusted earnings* growth in 2006. We are undertaking a new, broad-based, multi-year productivity initiative to increase efficiency and effectiveness of all operations company-wide. Annual savings are projected to total $4 billion by 2008. Improved revenue performance is also anticipated, as many of our in-line products continue to grow, we experience renewed growth of Celebrex, and the contribution of new products increases.

        Revenue growth, enhanced by continuing productivity initiatives, is expected to drive a strong 2007, when we anticipate accelerating double-digit adjusted earnings* growth.

IMPROVING PATIENT ACCESS

Q48) How is Pfizer promoting access to innovative medicines-both in the U.S. and worldwide?

A48) For more than 30 years, Pfizer has maintained a commitment to making its medicines available to patients in need. Our efforts include:

        U.S.

        * Partnership for Prescription Assistance: A pharmaceutical-industry-wide umbrella program created by the Pharmaceutical Research and Manufacturers of America to lead patients and doctors to a single point of navigation to more than 275 public and private-patient assistance programs, including more than 150 programs offered by pharmaceutical companies.
        * Medicare-Approved Discount Cards: Pfizer has offered Medicare-approved discount cards its $15 flat fee for qualified Medicare beneficiaries.
        * Helpful Answers: A Pfizer initiative that includes substantial savings on Pfizer medicines for America's uninsured through Pfizer Pfriends; expanded eligibility for existing Pfizer access programs (Connection to Care, Sharing the Care, Hospital Partnership) that provide free medicines; and creation of a consumer-friendly, single-entry-point navigation component for all uninsured patients.
        * Pfizer Pfriends: A Pfizer program that offer substantial savings on Pfizer medicines to uninsured Americans, regardless of age or income, with average savings of 37% for families making less than $45,000, and average savings of 15% for families making more than $45,000.
        * Together Rx Access: A collaboration of more than ten pharmaceutical companies, offering savings on more than 275 medicines to uninsured Americans under age 65.
        * Connection to Care: A Pfizer program for eligible families earning less than $31,000/year, or $19,000/year for individuals (approximately 200% of the federal poverty level), who can receive Pfizer medicines through their physicians' offices free of charge.
        * Sharing the Care: A Pfizer program that provides Pfizer medicines free of charge to participating federally qualified community health centers. Eligible families earning less than $31,000/year, or $19,000 for individuals (approximately 200% of the federal poverty level) can receive Pfizer medicines from eligible community health centers.
        * Hospital Partnership: A Pfizer program that provides Pfizer medicines free of charge to participating hospitals that serve a disproportionately large number of low-income patients who lack health insurance. Eligible families earning less than $31,000/year, or $19,000/year for individuals (approximately 200% of the federal poverty level), can receive Pfizer medicines from eligible hospitals.
        * Medicine-Specific Programs: Pfizer's medicine-specific programs work in partnership with physicians to help patients with complex medical conditions.

                  -- Pfizer HIV/AIDS Patient Assistance Program: Viracept and
                     Rescriptor are donated to eligible low-income HIV/AIDS patients.
                  -- Anti-Infective Patient Assistance Program: Diflucan, Vfend,
                     and Zithromax are provided at no cost to eligible low-income patients with chronic medical conditions.
                  -- Aricept Patient Assistance Program: Aricept is donated
                     to eligible low-income uninsured patients with Alzheimer's disease.
                  -- Geodon Patient Assistance Program: Geodon is donated at no cost to eligible low-income uninsured patients with schizophrenia.
                  -- FirstRESOURCE: Aromasin, Camptosar, Celebrex, Ellence,
                     Emcyt, Idamycin, Trelstar, and Zinecard are made available to eligible low-income uninsured oncology patients.
                  -- The Bridge Program: Genotropin and Somavert support
                     programs are designed to assist eligible patients in obtaining these medications.

        International

        * Diflucan Partnership Program: We partner with governments to donate Diflucan for opportunistic infections associated with HIV/AIDS in developing countries. In all, Pfizer has committed $110 million to the program, which has distributed more than 4 million free doses of Diflucan and trained more than 18,000 healthcare workers.
        * International Trachoma Initiative: We partner with the public sector to eliminate trachoma, the world's leading cause of preventable blindness, through training and medicine donations in 10 countries in Africa and Asia. We helped train healthcare professionals who treated 10 million patients and completed 85,000 surgeries. We intend to help the World Health Organization achieve its goal of eliminating blinding trachoma by the year 2020.
        * Infectious Diseases Institute: We helped to build a regional treatment and training institute in Uganda to strengthen local capacity in HIV/AIDS care. We helped train 150 physicians in Uganda and the region to provide care to 400 patients per week.
        * Global Health Fellows: We support a volunteer medical corps to fight HIV/AIDS in 14 developing countries that partners with nongovernmental organization. Pfizer colleagues (physicians, epidemiologists, nurses, educators, business consultants) spend up to six months on site advancing knowledge and practice in infectious diseases.
        * International AIDS Grant Program: The Pfizer Foundation supports more than 30 organizations in 12 countries in Africa, Asia, and Latin America for HIV/AIDS training and capacity building.

EVENTS FOR INVESTORS

Q49)    When is Pfizer's conference call?

A49) Pfizer will be holding a conference call for analysts and investors to discuss first-quarter 2005 business performance at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (http://www.pfizer.com) and will be archived for seven days thereafter.

    * "Adjusted income," "adjusted basic earnings per share (EPS)," and "adjusted diluted EPS" are defined as reported net income, reported basic EPS, and reported diluted EPS excluding discontinued operations, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.

SOURCE  Pfizer Inc

        -0-                             04/19/2005

        /CONTACT:   Andy McCormick, +1-212-573-1226, or Paul Fitzhenry,
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